    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1999

                                                            REGISTRATION NO. 333
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                             ART RENAISSANCE, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          5999                  38-3112715
 (State or other jurisdiction    (Primary standard industrial   (I.R.S. employer
     of incorporation or         classification code number)     identification
        organization)                                               number)

                         156 WILLIAM STREET, SUITE 1204
                               NEW YORK, NY 10038
                                 (212) 571-4400

         (Address, including zip code, and Telephone Number, including area code, of Registrant's Principal Executive Offices)

                               EUGENE I. SCHUSTER
                         156 WILLIAM STREET, SUITE 1204
                               NEW YORK, NY 10038
                                 (212) 571-4400

 (Name, Address, including zip code, and Telephone Number, including area code, of Agent for Service)

                         ------------------------------

                                   COPIES TO:

        ROBERT H. COHEN, ESQ.                    KENNETH S. GOODWIN, ESQ.
Morrison Cohen Singer & Weinstein, LLP         Coleman, Rhine & Goodwin LLP
         750 Lexington Avenue                      750 Lexington Avenue
       New York, New York 10022                  New York, New York 10022
            (212) 735-8600                            (212) 317-8880

                         ------------------------------

 APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a posteffective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a posteffective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES TO BE           AMOUNT TO BE        OFFERING PRICE PER SHARE      PROPOSED MAXIMUM
                 REGISTERED                        REGISTERED (1)                 (2)             AGGREGATE OFFERING PRICE
Common Stock, $0.01 par value per share.....         3,910,000                   $11.00                 $43,010,000
Underwriter's Warrant (3)...................             1                       $.001                       --
Common Stock, $0.01 par value per share,
  issuable upon exercise of Underwriter's
  Warrant...................................         238,000(4)                  $13.75                  $3,272,500
Total.......................................                                                            $46,282,500


  TITLE OF EACH CLASS OF SECURITIES TO BE            AMOUNT OF
                 REGISTERED                       REGISTRATION FEE
Common Stock, $0.01 par value per share.....         $11,956.78
Underwriter's Warrant (3)...................             --
Common Stock, $0.01 par value per share,
  issuable upon exercise of Underwriter's
  Warrant...................................          $909.76
Total.......................................         $12,866.54

(1) Includes 510,000 shares that the Underwriter has the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(3) Represents warrants to purchase 238,000 shares of common stock to be issued to the Underwriter (the "Underwriter's Warrant").

(4) Represents common stock issuable upon the exercise of the Underwriter's Warrant. Pursuant to Rule 416, this Registration Statement also covers any additional shares which may become issuable by reason of the antidilution provisions of the Underwriter's Warrant.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 1, 1999.

                        3,400,000 SHARES OF COMMON STOCK

                             ART RENAISSANCE, INC.

    This is an initial public offering of common stock of shares of Art Renaissance, Inc. All of the 3,400,000 shares of common stock are being sold by Art Renaissance, Inc.

    Prior to this offering, there has been no public market for the common stock. We currently estimate that the initial public offering price per share will be between $9.00 and $11.00 per share. We intend to list the common stock on the NASDAQ National Market under the symbol "ARTS".

    PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                             ---------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF
      THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                                                    PER SHARE        TOTAL
                                                                                                 ---------------     -----
Initial Public Offering Price..................................................................     $              $
Underwriter Discount(1)........................................................................     $              $
Proceeds to Art Renaissance, Inc...............................................................     $              $

------------------------

(1) For a further description of underwriting compensation, please see "Underwriting."

We have granted the Underwriter a 45 day option to purchase up to an additional 510,000 shares from us to cover over-allotments.

The Underwriter expects to deliver the shares against payment in New York, New
York on        ,     .

                            ------------------------

                      AUERBACH, POLLAK & RICHARDSON, INC.

Prospectus dated           , 1999

                       [INSIDE FRONT COVER: ART TO COME.

The following text appears on the inside front cover: Art Renaissance, Inc., Dyansen, Merrill Chase, Galerie Renaissance, Internet, Auctions, Galleries, The Artique.]

                               PROSPECTUS SUMMARY

YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE SPECIFIED, THIS PROSPECTUS REFLECTS THE ISSUANCE IN SEPTEMBER 1999 OF 53,205 SHARES OF COMMON STOCK AS SATISFACTION OF $345,840 OF ACCRUED INTEREST AND 188,016 SHARES OF COMMON STOCK IN CANCELLATION OF OUTSTANDING WARRANTS PLUS AN INTEREST CHARGE OF $168,855 RELATING TO THESE ISSUANCES. ALL INFORMATION IN THIS PROSPECTUS RELATING TO THE NUMBER OF SHARES OF OUR COMMON STOCK, OPTIONS AND WARRANTS IS BASED UPON INFORMATION AS OF JULY 31, 1999 AND ASSUMES AN APPROXIMATE 58.138 TO 1 FORWARD SPLIT OF OUR COMMON STOCK TO BE EFFECTED BEFORE THE OFFERING. THIS PROSPECTUS ALSO ASSUMES NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION.

                             ART RENAISSANCE, INC.
                                  OUR BUSINESS

    We are a retailer and auctioneer of fine art and decorative art products. We currently have 12 art galleries in premiere destination cities throughout the United States operating under the Merrill Chase-Registered Trademark-, Dyansen-Registered Trademark- or Galerie Renaissance names. We have also hosted auctions in cities nationwide and maintain a Website where we market fine art, specialty collectibles and related items. To build on our excellent reputation as a source for premium art and to take advantage of the rapid growth in Internet retail sales, we are currently expanding our on-line presence through the development of a full-service on-line gallery and e-commerce business.

    In August 1999, we engaged Razorfish San Francisco, Inc. ("Razorfish"), a wholly owned subsidiary of Razorfish, Inc., a leading e-commerce solution provider, to assist us to clarify our business needs and to determine our long-term goals with the objective of further developing our Internet strategy and implementing appropriate solutions early in the year 2000.

    By combining our expertise and experience in art and our commitment to excellent customer service with the benefits of Internet retailing, we believe we are well positioned to offer a unique shopping experience to consumers. We believe art and related items are well suited for e-commerce because of the wide range of unique items available, the dispersed locations of potential customers and the relatively low operating costs associated with Internet retailing.

                             OUR MARKET OPPORTUNITY

    We believe that shopping for art and related products will be more convenient to potential buyers who have access to extensive selection, information, convenient shopping hours, knowledgeable sales professionals, responsive customer service and broad geographic coverage. Our "Click & Brick" e-commerce model is designed to provide consumers with a convenient and enjoyable shopping experience in either an Internet or traditional retail environment. The key components of the Art Renaissance experience include:

    BROAD PRODUCT SELECTION. We offer a wide variety of art and related items targeted to our identified demographic audience.

    EXTENSIVE PRODUCT INFORMATION AND KNOWLEDGE. Our goal is to promote increased sales by assisting people in making informed purchasing decisions. We provide desirable and attractive merchandise and detailed, easy-to-understand information including answers to customers' individual questions.

    COMPETITIVE PRICES AND COMPELLING VALUE. We believe we offer our customers unique products at competitive prices and, combined with our high-quality shopping experience, we provide compelling value.

    COMMITMENT TO PERSONALIZED CUSTOMER SERVICE. Our art buyers, like most luxury and premium goods consumers, demand high levels of customer service. Our goal is to provide superior and personalized customer service through our proprietary database of customer preferences, readily available product consultations and engaging interactive promotions and events.

    REWARDING SHOPPING EXPERIENCE. Our "Click & Brick" model combines the advantages of both in-person and Internet-based shopping and collecting services and features intended to make our customer's experience pleasant and rewarding. Such features include:

    - interactive kiosks to integrate Internet and in-gallery audio and visual presentations;

    - hand-held personal digital assistants to provide guided gallery tours, while gathering customer demographic data; and

    - Internet "virtual living rooms" where customers can visualize products in a decorated living environment before buying.

    WORLDWIDE GEOGRAPHIC COVERAGE. We will be able to offer an extensive selection of products in locations where our products would not otherwise be readily available by selling on-line as well as in our galleries.

                                  OUR STRATEGY

    Our objective is to be one of the leading on-line retailers of art and other related premium products. Key elements of our strategy include:

    - FOCUS ON THE PREMIUM ART MARKET. We intend to capitalize on our many years of experience to become a leading on-line destination for consumers seeking to learn about and purchase art. Our "Click & Brick" model is also designed to augment sales in our galleries by providing product and other information to consumers through our Website.

    - EXPAND RETAIL ART CATEGORIES. We intend to enhance our sales by expanding our product offerings to include a broad line of lower-priced related items such as art glass and decorative art objects.

    - CONTINUE TO BUILD OUR REPUTATION AND BRAND NAME. We continue to develop brand identity development by providing leading artists with a powerful distribution channel for their work which introduces them to an audience they could not otherwise reach.

    - PURSUE WAYS TO INCREASE OUR SALES. Our goal is to use our proposed e-commerce platform to attract new customers.

    - DEVELOP OUR OPERATIONAL AND SYSTEMS INFRASTRUCTURE. We plan to devote significant resources to develop our systems and operational infrastructure to handle e-commerce activity and to enhance our customer service capabilities.

                                  RISK FACTOR

    An investment in our common stock involves a high degree of risk. Since our inception in May 1993, we have incurred significant losses, including a net loss of $1,732,943 in the six months ended July 31, 1999; and as of July 31, 1999, an accumulated deficit of $15,129,352. Sales have declined during fiscal 1999 compared to fiscal 1998. For the six months ended July 31, 1999 sales have declined compared to the six months ending July 31, 1998, primarily as a result of continued working capital constraints. We expect operating losses and negative cash for the foreseeable future. Before deciding whether to invest in shares of our common stock, you should carefully consider the risks and uncertainties described in "Risk Factors" beginning on page 7 of this prospectus.

                             CORPORATE INFORMATION

    We were incorporated in the state of Delaware on May 4, 1993. Our executive offices are located at 156 William Street, Suite 1204, New York, NY 10038, and our telephone number is (212) 571-4400.

                                  THE OFFERING

Common stock offered.........................  3,400,000 shares

Common stock to be outstanding after the
  offering...................................  8,400,000 shares

Use of proceeds..............................  Internet marketing/advertising, e-commerce development, debt repayment, accounts
                                               payable, art purchases, and working capital
                                               and general corporate purposes

Proposed NASDAQ National Market Symbol.......  ARTS

                             SUMMARY FINANCIAL DATA

    The following summary financial information should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus, except that statements of operations data for the years ended January 31, 1995 and 1996 are not included in this prospectus. You should also read "Use of Proceeds", "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                             SIX MONTHS
                                                                YEAR ENDED JANUARY 31,                     ENDED JULY 31,
                                                 -----------------------------------------------------  --------------------
                                                   1995       1996       1997      1998(A)     1999       1998       1999
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Sales..........................................  $  12,964  $  12,682  $  12,072  $  23,690  $  23,128  $  12,848  $  10,800
Loss from operations...........................     (2,985)    (2,699)    (2,281)      (624)    (2,350)      (686)    (1,078)
Interest expense...............................        545        373        452        958      1,286        645        655
Income (loss) before extraordinary gain........     (3,530)    (3,072)    (2,732)    (1,582)    (3,636)    (1,332)    (1,733)
Extraordinary gain from early extinguishment of
  debt.........................................         --         --      3,781         --         --         --         --
Net income (loss)..............................     (3,530)    (3,072)     1,049     (1,582)    (3,636)    (1,332)    (1,733)
Net income (loss) per share--basic and
  diluted......................................  $   (1.36) $   (1.19) $    0.41  $   (0.61) $   (1.40) $   (0.51) $   (0.45)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common shares
  outstanding--basic and diluted...............      2,589      2,589      2,589      2,589      2,589      2,589      3,836
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------

------------------------

(a) Includes the results of operations of Merrill Chase galleries from June 1, 1999.

                                                                                                JULY 31, 1999
                                                                                                 (UNAUDITED)
                                                                                            ----------------------
                                                                                                        PRO FORMA
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------

                                                                                                (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.........................................  $      --      22,540
Working capital (deficit).................................................................  $  (7,857)     22,829
Total assets..............................................................................  $  10,082      32,622
Related party debt........................................................................  $   2,285       2,285
Notes payable and other debt..............................................................  $   7,463       3,109
Total liabilities.........................................................................  $  17,577       9,431
Total stockholders' equity (capital deficit)..............................................  $  (7,494)     23,192

                                  RISK FACTORS

    You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES FROM OPERATIONS, OUR FUTURE VIABILITY REMAINS
  UNCERTAIN, WE HAVE DECLINING SALES AND OUR ACCOUNTANTS HAVE ISSUED A GOING CONCERN EXPLANATORY PARAGRAPH

    We have a history of significant losses, negative working capital and significant indebtedness and expect to incur substantial net losses in the future. If we do not achieve profitability, our financial condition and our stock price could suffer.

    We incurred losses of $1.6 million, $3.6 million and $1.7 million in fiscal 1998, fiscal 1999 and for the six months ended July 31, 1999, respectively. As of July 31, 1999, we have incurred cumulative net losses of $15.1 million, had a working capital deficit of $7.9 million and had total debt outstanding of $9.8 million. We expect to experience operating losses and negative cash flow for the foreseeable future. We anticipate our losses will increase significantly from current levels because future sales may not offset additional costs and expenses associated with our business in general and our proposed Internet business in particular. Such costs and expenses are related to brand development, marketing and other promotional activities, content development and technology and infrastructure development. We do not have sufficient cash to indefinitely sustain these operating losses. Further, we will need to generate significant sales to achieve and maintain profitability.

    Sales have declined from fiscal 1998 to 1999 despite the inclusion in fiscal 1999 of a full year of operations for the Merrill Chase galleries versus the inclusion of only eight months of operations for fiscal 1998. For the six months ended July 31, 1999 sales declined compared to the six months ended July 31, 1998 primarily as a result of continued working capital constraints resulting in declining same store sales and profit margins.

    We have been unable to fund our operations with the cash generated from our business. If we do not generate cash sufficient to fund our operations, we may need additional financing to continue our growth or our growth may be limited. Further, we may not be able to obtain financing on satisfactory terms. Our inability to finance our growth, either internally or externally, may limit our growth potential and our ability to execute our business strategy. To date, we have funded our operations from the sale of equity securities and loans, some of which have been guaranteed or made by our Chief Executive Officer and Director, Eugene I. Schuster ("Mr. Schuster"), and by entities controlled by him (certain of which are our principal stockholders) and members of his family including his children (one of whom is one of our vice presidents).

    You should be aware that the report of our independent certified public accountants contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

ARREARAGES ON LEASES AND ACCOUNTS PAYABLE

    We have been named as a defendant in two lawsuits by certain of our landlords for nonpayment of rent in the aggregate amount of $195,000. In addition, we are in arrears on aproximately $186,000 of other leasehold payments. We have reached settlements in some instances in which payment of the arrears has been deferred. In other instances, discussions are being held in an attempt to resolve the issues before trial. For matters that are not resolved, there is no assurance that we will be able to cure the defaults on our leases or maintain our presence at those locations.

    As of July 31, 1999, we were more than 90 days past due on approximately $3.3 million of accounts and trade payables, a portion of which relates to payments owed to our artists or their agents. We have negotiated the restructuring of approximately $1.7 million of these payables and expect to continue to work with vendors to restructure the balance. These arrearages may adversely affect our ability to make future purchases from such vendors, artists or agents.

NO ON-LINE COMMERCE OPERATING HISTORY

    We were incorporated in 1993 by present management. Although we currently have a Website, we are only now initiating our on-line e-commerce operations and have no prior history with on-line e-commerce operations on which you can base an evaluation of our business and prospects. As a specialty retailer and on-line e-commerce company in an early stage of development, we face increased risks, uncertainties, expenses and difficulties. To address these risks and uncertainties, we must:

    - introduce and attract a larger number of retail and business customers to our retail and on-line galleries;

    - enhance our brand recognition;

    - successfully execute our business and marketing strategy;

    - develop our e-commerce site and integrate it with our retail business;

    - upgrade and develop our computer systems and infrastructure to effectively manage anticipated expanding operations and traffic on our Website;

    - continue to enhance our retail and on-line services to meet the needs of changing markets;

    - provide superior customer service;

    - respond to competitive developments; and

    - continue to attract and retain prominent artists and personnel.

    We may be unable to accomplish one or more of these goals, which could cause our business to suffer. In addition, accomplishing one or more of these objectives might be very expensive, which could harm our financial results.

OPERATING RESULTS

    Our operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. It is likely that in one or more future quarters our operating results may fall below the expectations of securities analysts and investors which may cause our stock price to decline significantly. Factors that may harm our business or cause our operating results to fluctuate include those discussed in greater detail elsewhere in this section and the following:

    - our ability to obtain new customers or encourage purchases;

    - the ability of our competitors to offer new or enhanced Websites, services or products;

    - our ability to maintain or increase gross margins;

    - our ability to obtain desirable products for sale on our Website;

    - our failure to develop strategic marketing relationships which give us exposure to traffic on third party Websites;

    - our ability to develop and maintain a Website;

    - the success of our brand building;

    - the level of use of the Internet and on-line services in general and consumer confidence in the security of transactions on our Website;

    - our ability to upgrade and develop our systems and infrastructure to accommodate growth;

    - our ability to attract new personnel in an effective manner;

    - the timing, cost and availability of advertising in traditional media and on the Internet;

    - the amount and timing of operating costs and capital expenditures relating to expansion of our business operations and infrastructure;

    - trends and popularity of specific artists; and

    - general economic conditions specific to the Internet and electronic commerce industries.

    Our limited operating history and the emerging nature of the markets in which we compete make it difficult for us to forecast our sales or earnings accurately. We believe that period-to-period comparisons of our operating results may not be meaningful and you should not rely upon them as an indication of future performance.

RECOGNITION OF OUR BRAND AND WEBSITE

    We believe that broader recognition and a favorable consumer perception of our brand identity and Website are essential to our future success. Accordingly, we intend to initiate a substantial advertising and marketing campaign to establish our brand and Website. This campaign will involve significant expense. If we are unable to reach our objectives, we may be unable to increase future sales. In addition, even if brand identity and Website recognition increases, the number of new customers or the number of sales or average dollars per sale may not increase. In this situation, our sales may not increase.

DEPENDENCE ON KEY ARTISTS OR PERSONNEL

    We depend upon the services and popularity of our artists. We have agreements with several of our artists to sell their art through us in certain territories or with respect to certain works of art. However, we are currently in arrears on some of our agreements with our current artists. This has adversely affected our ability to make purchases from these artists or agents and may continue to have the same effect in the future. Although we have not been advised by any of these artists that they will no longer sell or consign their work to us, our business might be harmed if these artists ceased dealing with us.

OUR CHIEF EXECUTIVE OFFICER AND DIRECTOR AND RELATED PARTIES WILL DERIVE
  BENEFITS FROM YOUR INVESTMENT

    Mr. Schuster, our Chief Executive Officer and Director, and certain entities in which he has an interest and which are also our principal stockholders, have guaranteed several of our obligations aggregating $8,700,000. In one instance a creditor sued Mr. Schuster personally as a guarantor of one of our past due debts, in lieu of instituting an action directly against us. Adam Schuster, one of our employees and Mr. Schuster's son, has loaned us $1,327,000. To the extent we utilize proceeds from this offering to repay certain debt which Mr. Schuster and/or his related entities or family members guaranteed, Mr. Schuster and/or such related parties or family members will benefit from this offering.

YEAR 2000 READINESS ISSUES

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. We are currently unable to predict the extent to which the Year 2000 issue will affect these third parties, or the extent to which we would be vulnerable to these third parties' failure to remediate any Year 2000 issues on a timely basis. The failure of a major supplier subject to the Year 2000 to convert its systems on a timely basis or a conversion that is incompatible with our systems could have a material adverse effect on our business, results of operations and financial conditions. We will depend on the integrity and stability of the Internet to provide our services. In addition, we expect that most of the purchases from our Website will be made with credit cards. Our operations therefore may be materially adversely affected to the extent our customers are unable to use their credit cards due to the Year 2000 issues.

MANAGING OUR GROWTH EFFECTIVELY

    Growth is likely to strain our management, resources and systems. If we cannot effectively manage our growth, our business could be harmed. To manage our growth, we must improve our existing systems or implement new systems for operational and financial management and effectively train and manage our growing employee base.

FUTURE CAPITAL REQUIREMENTS

    We believe that our current cash resources, combined with the net proceeds from this offering, will meet our anticipated working capital and capital expenditure requirements for at least 12 months following the date of this prospectus. After that time, we may need to raise additional capital. Alternatively, we may need to raise additional funds sooner to:

    - fund more rapid expansion;

    - respond to competitive pressures;

    - acquire complementary businesses; or

    - finance our operations if sales are lower than expected or expenses are greater than expected.

    We may not be able to obtain the additional financing we may require on favorable terms, or at all. If adequate capital is not available on acceptable terms, we may not be able to fund expansion, take advantage of opportunities, respond to competitive pressures or acquire complementary businesses.

FUTURE DILUTION

    We may need to issue equity or convertible debt securities to fund future capital requirements. If we do so, the percentage ownership of our then current stockholders will be reduced. In addition, the holders of these securities may have rights, preferences or privileges senior to those of our current stockholders.

FUTURE ACQUISITIONS

    As part of our business strategy, we expect to review acquisition prospects that complement our current products, increase our market share or offer growth opportunities. However, to date we have had limited experience in these types of transactions and have no current agreements or commitments with respect to any acquisitions. These acquisitions may harm our operating results or cause our stock price to decline because we may:

    - issue equity or equity related securities that dilute our current stockholders' percentage ownership of our company;

    - incur substantial debt or assume contingent liabilities of an acquired business;

    - be required to amortize a significant amount of intangible assets acquired in an acquisition;

    - have difficulty assimilating acquired operations, technologies or products;

    - experience diversion of our management's attention from other business operations; or

    - lose key employees of acquired businesses or of our company.

POTENTIAL LOSS OF NET OPERATING LOSS CARRYFORWARD

    Our tax net operating loss carryforward of approximately $12,188,000, if not utilized, will expire between 2008 and 2019. Internal Revenue Code Section 382 provides for the limitation on the use of net operating loss carryforwards in years subsequent to significant changes in ownership, which limitations could significantly impact our ability to utilize our net operating loss carryforward. As a result of this offering, changes in ownership may occur which might result in limitations on the use of net operating loss carryforwards. We have not determined the extent of any limitations as a result of significant changes in ownership.

                RISKS RELATED TO OUR PROPOSED INTERNET BUSINESS

GROWTH OF INTERNET COMMERCE

    Our success is highly dependent upon continued growth in the use of the Internet generally and as a medium of electronic commerce. If Internet usage does not grow or grows slower than expected, our business will suffer. Internet use by consumers is in an early stage of development and a sufficiently broad base of consumers may not adopt, or continue to use, the Internet as a medium for commerce. Factors which may inhibit Internet usage include:

    - failure to develop an adequate network infrastructure to support substantial growth in usage;

    - increased governmental regulation and taxation;

    - consumer concerns about security of electronic commerce transactions; and

    - inconsistent quality of service and limited availability of cost effective, high speed access.

INTERNET INFRASTRUCTURE

    The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend on the development and maintenance of the Internet infrastructure required to support these increased demands and still perform reliably. If the Internet infrastructure is not adequately developed or maintained, use of our Website may be reduced, and we may not be able to generate sales. Even if the Internet infrastructure is adequately developed and maintained, we may incur substantial expenditures to adapt our services and products to changing Internet technologies. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face outages and delays in the future. Outages and delays could reduce the level of Internet usage and traffic on our Website. In addition, the Internet could lose its viability if the development or adoption of new standards and protocols to handle increased levels of activity is delayed or governmental regulation is increased.

ON-LINE SECURITY

    We will rely on encryption and authentication technology licensed from third parties to provide secure transmission of confidential information, such as customer credit card numbers. However, our security procedures for protecting customer transaction data may be compromised or breached as a result of developments in computer capabilities or in the field of cryptography. A party who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card information, or cause interruptions in the operation of our Website. A security breach could result in litigation against us and potential liability and damage to our reputation, any of which could severely harm our business.

    We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. However, protection may not be available at a reasonable price or at all. In addition, publicized security breaches could increase consumer concerns over the security of electronic commerce and may inhibit the growth of the Internet as a means of conducting commercial transactions.

RAPID TECHNOLOGICAL CHANGES

    The Internet and the e-commerce industry are rapidly changing. To remain competitive, we must:

    - adapt to rapidly changing technologies;

    - adapt our business to evolving industry standards; and

    - continually improve the performance, features and reliability of our Website.

    If we face material delays in introducing new products, services or enhancements, customers may not shop in our proposed on-line galleries. Developing our Website and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or fail to adapt our Website, order processing systems and computer network to customer requirements or emerging industry standards.

SYSTEM FAILURE

    We expect that substantially all of our computer and communications hardware operations for our Website will be located in a single third party facility. We will select this third party provider on the basis of backup systems, security and disaster preparedness contingency plans. Third party systems and operations are vulnerable to damage or interruption from fire, floods, earthquakes, power loss, telecommunications failure, break-ins and other events. Computer viruses, electronic break-ins or other disruptive problems could cause users to stop visiting our Website. If any of these circumstances occurred, we would incur substantial replacement costs, would be unable to generate revenue during the downtime and could lose customers. As a result, our business would be harmed. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures of or interruptions in our systems.

    Some of the Internet service providers and operators that our customers will use to access our proposed Website have experienced outages in the past, and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems. Any of these system failures could cause us to lose sales or customers and harm our business.

COMPETITION

    The market for Internet commerce is new, rapidly changing and intensely competitive. We expect future competition to intensify because:

    - barriers to entry are minimal;

    - competitors can launch new Websites at a relatively low cost; and

    - we do not have exclusive relationships with our suppliers.

    Some of our present and potential competitors are likely to enjoy substantial competitive advantages, including:

    - larger customer bases;

    - greater brand recognition;

    - better access to content;

    - longer operating histories; and

    - substantially greater financial, marketing, technical and other resources.

    As a result, it is possible we may not be able to compete effectively in our market.

MARKETING AND STRATEGIC ALLIANCES

    We plan to use marketing and strategic alliances with other Internet companies to create traffic on our Website. The success of these relationships will depend on the amount of increased traffic we receive from the alliance partners' Websites. These arrangements may not generate the number of new customers we expect. If we are unable to consummate any of these agreements or find additional alliance partners, the traffic on our Website could decrease.

LIABILITY FOR THE CONTENT ON OUR WEBSITE

    While we currently provide a limited amount of content on our Website, we anticipate increasing the content in the future. We could be subject to legal liability for defamation, negligence, indecency, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute on our Website. If we face liability, our reputation and business may suffer.

GOVERNMENT REGULATION OF THE INTERNET

    Government regulation of communications and commerce on the Internet varies greatly from country to country. In the United States and Canada, the federal governments have not adopted many laws and regulations to specifically regulate on-line communications and commerce. However, the U.S. Congress recently enacted legislation addressing such issues as the transmission of certain materials to children, intellectual property protection, taxation and the transmission of sexually explicit material. The European Union recently enacted privacy regulations. The governments of some countries other than the United States and Canada are more active in regulating these areas. There is also risk that the United States and other countries will increase their regulation of the Internet in the future. An increase in regulation or the application of existing laws to the Internet may require us to modify the manner in which we conduct our business and could significantly increase our costs of operations or harm our business. Internet law remains largely unsettled, and it may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Imposition of access fees could increase the cost of transmitting data over the Internet which would reduce Internet usage and possibly reduce our profit margins. The Federal Trade Commission has also initiated action against at least one on-line service regarding the manner in which this service collects personal information from users and provides it to third parties. We do not currently provide personal information regarding our users to third parties, and we do not intend to do so in the foreseeable future. However, the adoption of additional consumer protection laws could create uncertainty in Web usage and reduce the demand for our products and services.

STATE SALES TAX AND OTHER TAXES

    We currently pay sales tax only in states in which we operate galleries and traveling auctions. One or more states may seek to impose sales tax collection obligations on out-of-state companies, including us, which engage in or facilitate electronic commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could reduce our sales.

                         RISKS RELATED TO THE OFFERING

STOCK PRICE MAY BE HIGHLY VOLATILE

    The market price for our common stock is likely to fluctuate because the market prices of securities of Internet related companies have been highly volatile. You may not be able to resell your shares of our common stock following periods of volatility. In addition, you may not be able to resell your shares at or above the initial offering price.

    Our stock price will be affected by the following factors, many of which are outside of our control:

    - actual or anticipated variations in quarterly operating results;

    - announcements of technological innovations or new products or services by us or our competitors;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the Internet or on-line commerce industries;

    - changes in the economic performance or market valuations of other Internet or electronic commerce companies;

    - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

    - additions or departures of key personnel and artists; and

    - sales of our common stock.

    In the past, securities class action litigation has often been instituted against a company following periods of volatility in its stock price. If we were sued in this type of litigation we could incur substantial costs and our management's attention and resources would be diverted from our operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "intend," "forecast," "anticipate," "believe," "estimate," "predict," "potential," "continue" or the negative of these terms or other comparable terminology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our or our industry's current results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on forward-looking statements.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

    The initial public offering price per share will significantly exceed the net tangible book value per share. Accordingly, investors purchasing shares in this offering will experience immediate and substantial dilution of their investment.

YOU MAY NOT BE ABLE TO SELL YOUR COMMON STOCK IF A PUBLIC TRADING MARKET DOES
  NOT DEVELOP

    Prior to the offering there has been no public market for our common stock. We cannot be certain that an active trading market will develop. We also cannot be certain that purchasers of the common stock in this offering will be able to resell their common stock at prices equal to or greater than the initial public offering price. The initial public offering price was determined through negotiations between us and the Underwriter and may not reflect the market price of the common stock after the offering. The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time. We do not have any control as to whether or not there will be sufficient numbers of buyers and sellers. Accordingly, we cannot be certain that an established and liquid market for the common stock will develop or be maintained. The market price of the common stock could experience significant fluctuations in response to our operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These fluctuations, and general economic and market conditions, may hurt the market price of the common stock.

CONTROL BY PRESENT MANAGEMENT

    Our outstanding shares of common stock are currently held by approximately 23 stockholders of record. Of these stockholders, Mr. Schuster will beneficially own after the offering approximately 42% of the outstanding shares. Accordingly, Mr. Schuster will be able to influence the outcome of any matter submitted to a vote of stockholders, including the election of directors and approval of significant corporate transactions (such as acquisition of our stock or assets). Such influence could delay or prevent a change of control of our company.

MAINTAINING A PUBLIC MARKET

    We will apply to have our common stock listed on the NASDAQ National Market under the symbol "ARTS". An approval of the listing application will contain various conditions, including sale of the stock and the presence of at least four registered and active market makers. We will seek to encourage and assist at least four market makers to make a market in our common stock following the offering. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities to those quoted prices, conditioned on compliance with various securities laws and other regulatory requirements. Auerbach, Pollak & Richardson, Inc. has agreed to make a market in the common stock, although it has no obligation to do so.

                                USE OF PROCEEDS

    We estimate that our net proceeds from the sale of the 3,400,000 shares of common stock we are offering will be approximately $30,340,000, at an assumed initial public offering price of $10.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the Underwriter's over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $34,981,000.

    We expect to use net proceeds from this offering in the manner and approximate amounts indicated below. The uses specified are listed in order of their priority. Pending our use of the net proceeds, we intend to invest them in short-term, interest bearing, investment grade securities.

                                                                                   APPROXIMATE
                                                                   APPROXIMATE    PERCENTAGE OF
USE                                                                  AMOUNT       NET PROCEEDS
----------------------------------------------------------------  -------------  ---------------
Internet marketing/advertising..................................  $  10,000,000         32.96%
Debt repayment..................................................  $   4,600,000         15.16%
Art purchases...................................................  $   4,000,000         13.18%
Accounts payable................................................  $   3,200,000         10.55%
E-commerce development..........................................  $   2,000,000          6.59%
Working capital and general corporate purposes(1)...............  $   6,540,000         21.56%
                                                                  -------------         -----
    Total:......................................................  $  30,340,000         100.0%
                                                                  -------------         -----
                                                                  -------------         -----

------------------------

    (1)Include amounts which may be used, among other uses, to pay salaries of our executives, rent, trade payables, professional fees, directors and officers liability insurance and other operating expenses.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We currently anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our financial condition, operating results and other factors as the Board of Directors, in its discretion, deems relevant. Additionally, we have entered into loan agreements with creditors that restrict our ability to pay dividends.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of July 31, 1999 (assuming the filing of an amendment to our certificate of incorporation to provide for authorized capital stock of 40,000,000 shares of common stock and 2,000,000 shares of undesignated preferred stock, and the approximate 58.138 to 1 forward split of our common stock.) on an actual, pro forma, and pro forma as adjusted basis. The "Actual" column reflects our capitalization as of July 31, 1999 on an historical basis. The pro forma column reflects our capitalization as of July 31, 1999 with adjustments for the issuance in September 1999 of 53,205 shares of common stock as satisfaction of $345,840 of accrued interest and 188,016 shares of common stock in cancellation of ourstanding warrants plus an interest charge of $168,855 relating to those issuances and the as adjusted column reflects our capitalization as of July 31, 1999 with the preceding pro forma adjustments plus the receipt of the estimated net proceeds from our sale of 3,400,000 shares of common stock at an assumed initial offering price of $10.00 per share.

                                                             AS OF JULY 31, 1999
                                                   ----------------------------------------
                                                                                PRO FORMA
                                                      ACTUAL      PRO FORMA    AS ADJUSTED
                                                   ------------  ------------  ------------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Short-term notes payable.........................   $    3,319    $    3,319    $    2,128
Current portion of long term debt................        4,144         4,144           980
Due to related parties, current portion..........          475           475           475
                                                   ------------  ------------  ------------
                                                    $    7,938    $    7,938    $    3,583
                                                   ------------  ------------  ------------
                                                   ------------  ------------  ------------
Due to related parties, net of current portion...   $    1,810    $    1,810    $    1,810
                                                   ------------  ------------  ------------
Stockholders' equity:
Preferred stock, $.01 par value; 2,000,000 shares
  authorized, as adjusted; -0- shares issued and
  outstanding, as adjusted.......................
Common stock, $.01 par value; 40,000,000 shares
  authorized; 4,758,779 shares issued and
  outstanding, 5,000,000 shares issued and
  outstanding pro forma, and 8,400,000 shares
  issued and outstanding pro forma as adjusted...           48            50            84
Additional paid-in capital.......................        7,587         8,100        38,406
Deficit..........................................      (15,129)      (15,298)      (15,298)
                                                   ------------  ------------  ------------
Total stockholders' equity (capital deficit).....       (7,494)       (7,148)       23,192
                                                   ------------  ------------  ------------
Total capitalization.............................   $   (2,254)   $    2,600    $   28,585
                                                   ------------  ------------  ------------
                                                   ------------  ------------  ------------

                                    DILUTION

    If you invest in our common stock, your interest will be diluted by the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. In the table below, we have calculated net tangible book value (deficit) per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of common stock. If you participate in this offering, you could pay as much as $10.00 per share, which substantially exceeds $(1.60) deficit per share, which is the pro forma per share value of our tangible assets after deducting our liabilities. You and other participants in this offering will contribute 81% of the total amount of the funds we have raised but will own only 40.4% of our stock.

    After giving effect to the receipt of the estimated net proceeds from this offering, based upon an assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value as of July 31, 1999 would have been approximately $22,316,000, or $2.66 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $4.26 per share to existing stockholders and an immediate dilution of $7.34 per share to investors purchasing common stock in this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share........................                 $   10.00
  Net tangible book deficit per share as of July 31, 1999..............    $   (1.60)
  Increase per share attributable to new stockholders..................         4.26
                                                                              ------
As adjusted net tangible book value per share after this offering......                      2.66
                                                                                        ---------
Dilution per share to new stockholders.................................                 $    7.34
                                                                                        ---------
                                                                                        ---------

    The following table summarizes, as of July 31, 1999, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses:

                                                                                              TOTAL               AVERAGE
                                                              SHARES PURCHASED            CONSIDERATION            PRICE
                                                           -----------------------  --------------------------      PER
                                                             NUMBER      PERCENT       AMOUNT        PERCENT       SHARE
                                                           ----------  -----------  -------------  -----------  -----------
Existing stockholders....................................   5,000,000        59.6%  $   7,980,891          19%   $    1.60
New stockholders.........................................   3,400,000        40.4   $  34,000,000          81    $   10.00
                                                           ----------         ---   -------------         ---
    Total................................................   8,400,000         100%  $  41,980,891         100%
                                                           ----------         ---   -------------         ---
                                                           ----------         ---   -------------         ---

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected data has been derived from financial statements audited by BDO Seidman, LLP, independent certified public accountants (whose report contains an explanatory paragraph regarding our ability to continue as a going concern), except for the data for the six month period ended July 31, 1999, which is unaudited. Balance sheets at January 31, 1998 and 1999 and at July 31, 1999, the related statements of operations and of cash flows for the years ended January 31, 1997, 1998 and 1999 and the six months ended July 31, 1999 and notes thereto appear elsewhere in this prospectus. Balance sheets at January 31, 1995, 1996 and 1997 and the statement of operations data for the years ended January 31, 1995 and 1996 are derived from audited financial statements not included in this prospectus.

    The selected financial data set forth below contains only a portion of our financial statements and should be read in conjunction with the Financial Statements and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                                                SIX MONTHS
                                                                  YEAR ENDED JANUARY 31,                      ENDED JULY 31,
                                                  -------------------------------------------------------  --------------------
                                                    1995       1996       1997       1998(A)      1999       1998       1999
                                                  ---------  ---------  ---------  -----------  ---------  ---------  ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Sales...........................................  $  12,964  $  12,682  $  12,072   $  23,690   $  23,128  $  12,848  $  10,800
                                                  ---------  ---------  ---------  -----------  ---------  ---------  ---------
Gross profit....................................      6,877      7,282      6,583      13,428      12,853      7,271      5,802
Selling expenses................................      2,422      2,565      2,183       4,988       4,792      2,847      2,223
General and administrative expenses.............      7,078      7,109      6,392       8,568       9,758      4,796      4,264
Depreciation and amortization...................        362        307        288         496         653        315        393
Total operating expenses........................      9,862      9,981      8,863      14,052      15,203      7,958      6,880
                                                  ---------  ---------  ---------  -----------  ---------  ---------  ---------
Loss from operations............................     (2,985)    (2,699)    (2,281)       (624)     (2,350)      (686)    (1,078)
Interest expense................................        545        373        452         958       1,286        645        655
                                                  ---------  ---------  ---------  -----------  ---------  ---------  ---------
Net loss before extraordinary gain..............     (3,530)    (3,072)    (2,732)     (1,582)     (3,636)    (1,332)    (1,733)
Extraordinary gain from early extinguishment of
  debt..........................................         --         --      3,781          --          --         --         --
                                                  ---------  ---------  ---------  -----------  ---------  ---------  ---------
Net income (loss)...............................  $  (3,530) $  (3,072) $   1,049   $  (1,582)  $  (3,636) $  (1,332) $  (1,733)
                                                  ---------  ---------  ---------  -----------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  -----------  ---------  ---------  ---------
Net income (loss) per share--basic and
  diluted.......................................  $   (1.36) $   (1.19) $    0.41   $    (.61)  $   (1.40) $    (.51) $    (.45)
                                                  ---------  ---------  ---------  -----------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  -----------  ---------  ---------  ---------
Weighted average common shares
  outstanding--basic and diluted................      2,589      2,589      2,589       2,589       2,589      2,589      3,836
                                                  ---------  ---------  ---------  -----------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  -----------  ---------  ---------  ---------

------------------------

(a) Includes the results of operations of Merrill Chase galleries from June 1, 1997.

                                                                                                         JULY 31, 1999
                                                                                                          (UNAUDITED)
                                                                  JANUARY 31,                       ------------------------
                                             -----------------------------------------------------               PRO FORMA
                                               1995       1996       1997       1998       1999      ACTUAL     AS ADJUSTED
                                             ---------  ---------  ---------  ---------  ---------  ---------  -------------
                                                                (IN THOUSANDS)                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments..............................  $      --  $      --  $      --  $      --  $      --  $      --    $  22,540
Working capital (deficit)..................     (5,676)    (9,227)    (8,179)    (5,085)   (10,772)    (7,857)      22,829
Total assets...............................      5,948      6,439      5,272     11,544      9,505     10,082       32,622
Related party debt.........................        609      2,853      3,580      3,180      3,183      2,285        2,285
Notes payable and other debt...............      5,667     10,863      7,921      6,599      9,905      7,463        3,109
Total liabilities..........................     10,153     13,716     11,501     19,355     20,951     17,577        9,431
Total stockholders' equity (capital
  deficit).................................     (4,205)    (7,277)    (6,229)    (7,811)   (11,446)    (7,494)      23,192

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We intend to build on our expertise and brand identity to become a leading on-line retailer of art and other related premium products. To that end, we recently engaged Razorfish to assist us in clarifying our business needs and to determine our long term goals with the objective of developing our Internet strategy and implementing the proper solutions. We also host auctions in cities nationwide and maintain a Website where we market fine art, specialty collectibles and related items. To build on our reputation as a source for premium art and to take advantage of the growth of Internet retail sales, we are currently expanding our on-line presence through the development of a full-service on-line gallery and e-commerce business.

COMPARISON OF SIX MONTHS ENDED JULY 31, 1999 AND 1998

    Net sales decreased 15.9% to $10.8 million for the six months ended July 31, 1999 compared to $12.8 million in the prior comparable period. On a comparable store basis, net sales decreased by 14.6%. We believe that business disruptions (including temporary closings due to a fire in one location, flooding in another and construction for earthquake retrofitting in a third) resulted in a decline of $540,000 in our gallery sales. The closing of our Beverly Hills gallery due to a lost lease decreased sales by $180,000 during the comparable six month period. In the 1998 period we had $620,000 in sales at auctions of our close-out inventory. We did not sponsor any auctions during the first six months of the current year due to a lack of older, close-out inventory that was designated for auction sales. A reduction due to working capital shortages in exhibitions for our prominent artists and programs accounted for the remainder of the sales decrease.

    Gross margin decreased to 53.7% for the six months ended July 31, 1999 compared to 56.6% in the prior year comparable period. Due to working capital shortages, we were not able to produce our higher gross margin art publications. During the six months ended July 31, 1998 sales included approximately $1.0 million of newly published product which yielded a gross margin of 70%. Throughout the current period, gallery margins were unfavorably impacted by sales of some of our published sculpture at discounted prices.

    Selling and marketing expenses decreased to $2.2 million (20.6% of sales) for the six months ended July 31, 1999 from $2.8 million (22.2% of sales) in the prior year comparable period. Lower advertising and freight expenses (due to an increase in the amount passed on to the buyer), contributed to the reduction. Although total compensation for sales personnel decreased as a result of the decline in sales, as a percentage to sales these costs increased because of fixed compensation amounts and minimum draws against commissions.

    General and administrative expenses decreased to $4.3 million (39.4% of sales) for the six months ended July 31, 1999 from $4.8 million (37.3% of sales) in the prior year comparable period. The decrease resulted from a cost cutting plan instituted by management, including a reduction in corporate and warehouse staff and management fees.

    Depreciation and amortization increased to $393,000 for the six months ended July 31, 1999 from $315,000 in the prior year comparable period primarily as a result of an increase in capital expenditures.

    Interest expense increased to $655,000 for the six months ended July 31, 1999 from $645,000 in the comparable period of the prior year as a result of the increase in borrowings.

    As a result of the foregoing, we recognized a loss of $1,733,000 for the six months ended July 31, 1999 compared to a loss of $1,332,000 for the six months ended July 31, 1998.

    We made no provision for income taxes because we have net operating loss carry forwards.

COMPARISON OF YEAR ENDED JANUARY 31, 1999 AND 1998

    Net sales decreased 2.3% to $23.1 million in fiscal 1999 compared to $23.7 million in fiscal 1998. The 1999 fiscal year included the operations of Merrill Chase galleries for 12 months while fiscal 1998 included their operations for eight months. Comparable store, net sales declined by 13.5%. We sponsored fewer auctions in fiscal 1999 than in the prior year due to a lack of older, close-out inventory that was designated for auction sales, resulting in a 33% decline in auction sales of $507,000. Due to working capital shortages, we were unable to obtain inventory from popular artists and to promote works from available inventory to the extent we would have desired. Therefore, compared to our prior year, there was a $900,000 decrease in sales of works of our best selling artists. In addition, we were unable to obtain the work of more popular artists to replace the sales of those artists whose works were discontinued because they were underperforming.

    Gross margin decreased to 55.6% in fiscal 1999 compared to 56.7% in fiscal 1998. Throughout the period, gallery margins decreased due to discounted sales of some of our published sculpture and a reduction in the sales of our most popular artist. Sales increased for artists with lower margins and decreased for artists with higher margins.

    Selling and marketing expenses decreased to $4.8 million in fiscal 1999 from $5.0 million in fiscal 1998 or to 20.7% from 21.1%. Lower advertising expenses and auction commissions accounted for the decrease.

    General and administrative expenses increased to $9.8 million (42.2% of sales) for fiscal 1999 from $8.6 million (36.1% of sales) in fiscal 1998. The increase resulted from the inclusion of the cost of the Merrill Chase operations for 12 months in the 1999 fiscal year versus eight months in the prior fiscal year.

    Depreciation and amortization increased to $653,000 for fiscal 1999 from $496,000 in fiscal 1998 primarily as a result of the acquisition of the Merrill Chase galleries.

    Interest expense increased to $1.3 million in fiscal 1999 from $1.0 million in fiscal 1998 as a result of the increase in borrowings, a significant portion of which was attributable to our acquisition of the Merrill Chase galleries.

    As a result of the foregoing, we recognized a loss of $3,636,000 for fiscal 1999 as compared to a loss of $1,582,000 for fiscal 1998.

    We made no provision for income taxes because we have net operating loss carry forwards.

COMPARISON OF YEAR ENDED JANUARY 31, 1998 AND 1997

    Net sales increased 96.2% to $23.7 million in fiscal 1998 compared to $12.1 million in fiscal 1997. The higher sales for fiscal 1998 reflected an increase in comparable Dyansen galleries sales of $5.1 million or 53.7% and the inclusion of $6.5 million in sales of the Merrill Chase galleries, which we acquired on May 31, 1997. These increases were partially offset by a decrease of $400,000 in sales at our sponsored auctions. During this period we promoted the works of artists which we felt would have wide appeal and strong potential. We stopped the works of artists whose works were discontinued because they were under performing. The success of this policy accounted for the increase in comparable gallery sales.

    Gross margin increased to 56.7% in fiscal 1998 compared to 54.5% in fiscal 1997. Throughout the year, gallery margins increased because of a change in the sales discounting policy and lower inventory costs. Gross margin also improved due to our acquisition of the Merrill Chase galleries inventory at lower than historical costs. These improvements were partially offset by an increase in production costs at our sculpture foundry because of a decrease in production resulting from the end of the production contract with one of our prominent artists and employee layoffs in the prior year.

    Selling and marketing expenses increased to $5.0 million in fiscal 1998 from $2.2 million in fiscal 1997, an increase of $2.8 million or to 21.1% of sales in fiscal 1998 from 18.1% of sales in fiscal 1997. Our acquisition of Merrill Chase galleries on May 31, 1997 accounted for $1.6 million of the increase. The balance of the increase was related to higher compensation costs associated with the increase in sales volume and to advertising costs for exhibitions of our prominent artists.

    General and administrative expenses increased to $8.6 million or 35.3% of sales in fiscal 1998 from $6.4 million or 52.9% in fiscal 1997, an increase of $2.2 million. Our acquisition of the Merrill Chase galleries accounted for $1.8 million of the increase in expenditures. The balance of the increase in general and administrative expenses was related to costs associated with the sales increase.

    Depreciation and amortization increased to $496,000 in fiscal 1998 from $288,000 in fiscal 1997 primarily as a result of our acquisition of the Merrill Chase galleries.

    Interest expense increased from $452,000 in fiscal 1997 to $958,000 in fiscal 1998 as a result of the increase in borrowings, a portion of which is attributable to our acquisition of the Merrill Chase galleries.

    Upon our early extinguishment of debt at a significant discount we recognized extraordinary gain of $3.8 million in fiscal 1997. As a result of the foregoing, we recognized a loss of $1,582,000 for fiscal 1998 as compared to net income of $1,049,000 for fiscal 1997.

    We made no provision for income taxes because we have net operating loss carry forwards.

LIQUIDITY AND CAPITAL RESOURCES

    Our capital requirements have been significant since our inception due to, among other things, the costs to operate and provide support for our high-end destination galleries. We have met our liquidity needs over the last three years through funds provided by operations, borrowings, vendor financing and inventory liquidation.

    Net cash used in operating activities for the years ended January 31, 1997, 1998, 1999 and the six months ended July 31, 1999 was $1.0 million, $2.0 million, $700,000 and $1.0 million, respectively.

    Net cash used in investing activities was $1.1 million in the year ended January 31, 1998 primarily as a result of the acquisition of the Merrill Chase galleries. For the year ended January 31, 1999 net cash used in investing activities was $300,000. For the year ended January 31, 1997 and the six months ended July 31, 1999, net cash used in investing activities was not significant.

    Our financing activities include borrowings and repayments with banks, related parties and private lenders. Our financing activities resulted in net cash provided by financing activities of $1 million, $3 million and $1 million for the years ended January 31, 1997, 1998 and 1999, respectively and $1.0 million for the six months ended July 31, 1999.

    As of January 31, 1999, we had approximately $5.6 million of bank loans, all of which were guaranteed and secured by Mr. Schuster or his affiliates. See "Certain Relationships and Related Transactions." In July 1999, Mr. Schuster repaid $2.3 million of the loans on our behalf in exchange for 511,867 shares of our common stock. We signed an agreement with our bank to extend the due date for the remaining loans to December 31, 1999. There can be no assurances that we will be successful in either extending the maturity date or in arranging for the refinancing of these loans through an alternative lender. Mr. Schuster and his affiliates continue to guarantee these loans. An agreement covering $1.3 million of loans made to us by Adam Schuster provides for the repayment of 50% of the debt from an equity offering of $5 million or more. We have renegotiated this loan with Adam Schuster to provide that the principal amount is due and payable on the second anniversary of this offering, subject to earlier prepayment on the 18 month anniversary of this offering in the event we are at such time not more than 90 days past due on our artists payables and subject to the approval of our independent Board of Directors.

    As of January 31, 1999 and July 31, 1999, we owed approximately $2.65 million to private lenders, all of which loans have been guaranteed by Mr. Schuster and/or his affiliates and will be repaid from the proceeds of this offering.

    As of January 31, 1999, we owed $3 million for loans from entities controlled by Mr. Schuster, family members of Mr. Schuster, and corporations controlled by the family members. During the six months ended July 31, 1999, we borrowed an additional $200,000 from the related parties. In July 1999, approximately $1.6 million of the debt to related parties was converted into 358,953 shares of our common stock.

    As of July 31, 1999 we had accrued an aggregate of $5.8 million of accounts and trade payables and accruals of which $3.3 million of accounts and trade payables were 90 days or more past due. We have negotiated the restructuring of approximately $1.7 million of these payables and expect to continue to work with vendors to restructure the balance.

    Our working capital requirements in the foreseeable future will change depending on the rate of our expansion, operating results and any other adjustments in our operating plan as needed in response to competition, expansion, acquisition opportunities or unexpected events. We are dependent upon the proceeds of this offering to implement our business plan and finance our working capital requirements and we believe that these proceeds will be sufficient to meet our requirements through our fiscal 2001. There can be no assurance that we will not seek additional capital in the future as a result of expansion or otherwise.

EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards for derivatives instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect the adoption of this statement to have a significant impact on our results of operations, financial position or cash flows.

YEAR 2000

    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 phenomenon. For example, we are dependent on the financial institutions involved in processing our customers' credit card payments for Internet services and a third party that hosts our servers. We are also dependent on telecommunications vendors to maintain our network and third-party carriers to deliver orders to customers.

    The year 2000 readiness of the general infrastructure and non-information technology which is necessary to support our operations is difficult to determine. Other than reviewing our information systems, including our phone systems, servers, switches, routers and other communications equipment, as well as our third-party vendors, we have not assessed non-information technology systems. We depend on the integrity and stability of the Internet to provide some of our services. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. We believe that our most likely worst-case year 2000 scenario would be a significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards. This scenario, if not quickly remedied, would have an adverse effect on demand for our services and would have a material adverse effect on our sales and operating results. As for other non-information technology systems that we have not assessed, we do not believe that we are any more or less vulnerable to a failure of non-information technology systems than other businesses of our size or in our physical vicinity.

    Based upon our assessment to date, we believe that our internally developed proprietary software is year 2000 compliant.

    At this time, we have not yet developed a contingency plan to address situations that may result if our vendors or we are unable to achieve year 2000 compliance because we currently do not believe that a contingency plan is necessary. The cost of developing and implementing a plan, if necessary, could be material and we may not have enough time to implement it before 2000. Any failure of our material systems, our vendors' material systems or the Internet to be year 2000 compliant could include difficulties in operating our Website effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business.

                                   INFLATION

    We do not believe that inflation has had a material adverse effect on net sales or results of operations. However, there can be no assurance that our business will not be affected by inflation in the future.

                                    BUSINESS

OVERVIEW

    We are a retailer and auctioneer of fine art and decorative art products. We currently have 12 art galleries in premiere destination cities throughout the United States under either the Merrill Chase, Dyansen or Galerie Renaissance names. We have also hosted auctions in cities nationwide and maintain a Website where we market fine art, specialty collectibles and related items. To build on our reputation as a source for premium art and to take advantage of the rapid growth in Internet retail shares, we are currently expanding our on-line presence through the development of a full-service on-line gallery and e-commerce business.

    In August 1999, we engaged Razorfish, a leading e-commerce solution provider to assist to clarify our business needs and to determine our long term goals with the objective of developing our interactive strategy and implementing the appropriate solutions early in the year 2000.

    By combining our expertise and experience in art and our commitment to excellent customer service with the benefits of Internet retailing, we believe we are well positioned to offer a unique shopping experience to consumers. We believe art and related items are well suited for e-commerce because of the wide range of unique items available, the dispersed locations of potential customers and the relatively low operating costs associated with Internet retailing.

INDUSTRY OVERVIEW: TRADITIONAL ART MARKET

    The art market has historically been characterized by "brick and mortar" gallery and auction businesses organized as single galleries or small art store chains, each representing different artists and products. Individual art retailers must attract customers by offering products with consumer appeal and name brand recognition of artists, price competitiveness, quality and services. In addition, the traditional business channels of art retailers have historically been challenged with:

    - INVENTORY COSTS: The unpredictable appeal and high cost of acquiring art inventory creates slow inventory cycles;

    - LIMITED SELECTIONS: Selection is limited due to scarcity of original and limited edition art and physical retail space constraints;

    - HIGH OPERATING COST STRUCTURES: Traditional brick and mortar galleries have a high cost of operations as most leading galleries are located in either expensive shopping locales or in high-cost retail outlets and malls; and

    - HIGH COST OF CUSTOMER SERVICE: Luxury goods buyers demand personalized customer service and sales people must be well trained and highly educated. Sales people must devote considerable time to each customer. These factors combine to create a high cost in time and resources to maintain an effective gallery sales force.

    The art and collectibles market is a multi-billion dollar industry which includes products such as artwork, vases, trays, mugs, picture frames and ornaments sold by galleries and speciality stores. Consumers tend to purchase art, decorative accessories and collectibles from specialty stores. We believe that the increased demand for art and collectible products through specialty retail stores presents a significant business opportunity for us.

    We believe our "Click & Brick" solution successfully meets the challenges posed to the traditional art retailing market.

INDUSTRY OVERVIEW: INTERNET ART MARKET

    The widespread consumer acceptance of e-commerce presents an enormous opportunity for art retailers to conduct business over the Internet. In addition, demographic trends, a strong economy, and the increase in home ownership have all contributed to greater spending on private collections of art, collectibles and home decorations.

    The expansion into the Internet by art retailers and auctioneers has greatly expanded the typical consumer's access to high quality art and to information about art, including history and pricing. It has also fueled an increase in total on-line transaction dollar amounts and overall spending on art products. Further, the Internet has provided art retailers with the opportunity to develop one-to-one relationships with customers worldwide from a central location without making the significant investments required to build a number of local retail presences. It has also reduced the printing and mailing requirements associated with traditional worldwide marketing activities. We believe art and related items are well suited for e-commerce because of the wide range of unique items available, the dispersed locations of potential customers and the relatively low operating costs. There are now a number of on-line art galleries and collectibles retailers. These can be categorized broadly as:

    - UPSCALE AUCTION HOUSES which are attempting to extend their reach and margins by offering items for auction on-line;

    - ON-LINE COMPANIES which focus exclusively on Internet sales of art and art-related items, ranging from high quality original work to collectibles and posters; and

    - "BRICK AND MORTAR" COMPANIES which are seeking either to supplement store sales with Website business or to shift to a full Internet model.

OUR STRATEGY

    Our objective is to be one of the world's leading retailers of fine art products, focusing on popular modern and contemporary art and artists. We plan to strengthen our brands and expand our sales and distribution through the addition of an aggressive e-commerce business strategy. At the same time we will continue to build on the strong reputation we have established through our galleries and auctions. We believe that the art buying environment we have nurtured in our galleries is transferable to the Internet. This environment includes:

    - An educational and enjoyable shopping experience;

    - Access to consultants who can assist in the shopping process;

    - Superior customer service;

    - Order tracking efficiency; and

    - A wide range of available products.

    We are currently implementing a "Click & Brick" model that melds the advantages of both in-person and Internet shopping. Retail environments will preserve the best elements of the art buying experience, while the Website will add value in enhanced customer service, access to extensive information about art and artists, a wide variety of inventory on hand and proprietary art works by leading artists available exclusively through our company.

    Many Internet shoppers still use the Internet as a research tool and then make their actual purchase at a physical store. We also expect potential customers to our stores to "revisit" art pieces that caught their eye on our Website and then purchase these items over the Internet. Our "Click & Brick" model positions the Internet to drive additional sales in the galleries, and the galleries to stimulate Internet purchasing activity. For both Internet and traditional galleries, the key elements of our strategy emphasize:

    - FOCUS ON THE ART MARKET. We intend to capitalize on our substantial experience in selling art to the public in the retail gallery environment to become a leading e-commerce destination for consumers seeking to learn about and purchase art. Our "Click & Brick" e-commerce model is also designed to augment sales in our galleries by providing product and other information to consumers through our Website;

    - EXPAND RETAIL ART CATEGORIES. In addition to continuing to provide a broad range of art work aimed at our target markets, we intend to enhance our product offerings by expanding to lower-priced related items such as art glass and decorative art objects;

    - CONTINUE TO BUILD OUR BRAND NAME AND DISTRIBUTION CHANNEL. We intend to continue the development of a brand identity and provide leading artists with a powerful new distribution channel for their work that is consistent with their images and brings them an audience that would otherwise be unavailable to them;

    - PURSUE WAYS TO INCREASE OUR SALES. Our goal is to pursue new opportunities to increase our sales by expanding into new product categories while increasing product selection in our existing areas. We will continue to take steps to add new customers and to promote repeat purchases through special promotions, development of new artistic talent and education in art appreciation and history; and

    - DEVELOP OUR OPERATIONAL AND SYSTEMS INFRASTRUCTURE. We will devote significant resources to develop our systems and operational infrastructure to fully-support our e-commerce activity, and to enhance our customer service and customer management capabilities.

OUR STRENGTHS

    Our experience and knowledge in art retailing provides advantages when compared to our competitors who rely solely on Internet sales. Our Merrill Chase, Dyansen and Galerie Renaissance galleries generate more than $20 million in annual sales, evidencing considerable brand recognition and a significant and ongoing platform on which to build interactive sales. In addition to the general advantages of e-commerce vs. traditional retailing, we also enjoy a number of advantages resulting from our existing businesses, including:

    - A strong reputation in our industry and among our target customers;

    - An established customer base with significant repeat buying potential;

    - Our customer base has strong demographic appeal and a significant correlation with profiles of the typical Internet user;

    - A knowledge of the art-buying public and their tastes; and

    - Significant understanding of the art market.

    WIDE RANGE OF ART. Our customers have the opportunity to purchase a wide range of art in many fine art product categories. These include Old Master prints, 19(th) and 20(th) century prints, serigraphs, etchings, silkscreens, sculptures, collectibles, etc. and works by such artists as:

- Erte                                 - Andre Renoux

- Angelo Basso                         - Alexandra Nechita

- H.R.H. The Prince of Wales           - Andy Lakey

- Tom Perkinson                        - Peter Max

- Chagall                              - Dali

- Miro                                 - Rembrandt

- Leroy Neiman                         - Toulouse-Lautrec

    COMPLEMENTARY BUT DISTINCT PRODUCT LINES. We also plan to expand our Artique line of collectible merchandise. These are complementary product lines which contribute additional sales in the form of accessories to art pieces. They also serve as introduction pieces to first time buyers and allow us to reach a broader audience unfamiliar with our main product lines. We distinguish between higher priced gallery art (popular, fine and decorative framed and unframed art and sculpture), Artique collectible merchandise (collectibles, crafts and multiple hand-made items) and ancillary items (art related mass produced items).

OUR ON-LINE SOLUTION

    We have engaged Razorfish, a leading e-commerce solution provider, to assist us to clarify our business needs and to determine our long term goals with the objective of developing our Internet strategy and implement the appropriate solutions.

    WEBSITE DESIGN. The "look and feel" of the Website will be designed to be playful and entertaining. Navigation will be intuitive and consistent throughout the various modules. Consumers will be able to browse different product categories such as Modern Art, Abstract, Landscape, etc. as well as specify other sorting mechanisms such as price points, artist, color, size and the like. Highlighted subject areas and special features will be arranged in a simple format intended to enhance product search, selection and discovery. A keyword search can be used to locate a specific product.

    CUSTOMIZED, INTERACTIVE APPROACH. Interactive sales modules will identify customers by prior purchase records and/or log-on questionnaires with the goal of making appropriate product recommendations. With increased usage, data-driven sales engines will offer works based on past buying preferences, demographic data and an intelligent buying profiler.

    We plan to improve a visitor's shopping experience and increase sales by implementing several different design characteristics in our on-line galleries:

    - VIRTUAL GALLERIES We will feature several versions of on-line galleries in which a customer will browse a large selection of fine art by price, style, artist, color, size, etc. Upon entering the virtual gallery, a customer will find walls hung with works much like in a physical gallery. By clicking on the desired art work, a customer will be able to examine it from different angles and magnifications, learn more about the artist, style, history, and find links to similar items of interest;

    - FOUR-WALL MODEL This gallery will offer framed works at different fixed price points, such as $50, $100, $250, $500 and over. The framed original artwork will appear on the wall while a timer clicks down. The artwork will be replaced by another piece, creating a sense of urgency to buy while items are offered and generating anticipation of what will be displayed next;

    - VIRTUAL LIVING ROOM An environment in which customers build a space on-line that fits their personal taste in which to preview their artwork to compare scale to furniture, styles, colors, etc;

    - ON-LINE BOUTIQUES On-line boutiques will offer lower priced items from our Artique line such as art glass and other decorative art objects. These items are often a less intimidating introduction to art for the first time buyer. Decorative objects also represent lower-priced product lines which can serve as add-on sales to the framed art and sculpture sales;

    - CHAT We intend to provide a regular schedule of interviews, question and answer sessions, and presentations on particular artists. These will stimulate interest in art and increase product awareness;

    - ON-LINE ARTIST LECTURES These events will allow artists to talk about the history of their works and the current trends in their work. Links will pop on screen of art available for purchase;

    - VIRTUAL ART CONSULTANT Knowledgeable and trained consultants will be available to answer questions and promote sales;

    - E-MAIL NEWSLETTERS These publications will be distributed via e-mail to selected contacts highlighting new releases and upcoming events;

    - DIGITAL POSTCARDS This aspect of our Website will feature a selection of color images for sale. Web site users personalize and send these electronic greetings to their friends and associates;

    - IMAGE OF THE WEEK A promotion of a certain artist or sale item will be delivered by e-mail with hot links to the story behind the art; and

    - INTERACTIVE KIOSK These attractive and easy-to-use kiosks, initially to be located at our retail galleries, will integrate Internet and in-gallery audio and visual presentations.

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
    Each of these planned features reflects the potential synergy of our "Click & Brick" strategy. As Internet visitors learn more about art and available products, traffic and sales in both the on-line and retail galleries should increase.

COMPETITION

    The on-line commerce market is new, rapidly evolving and intensely competitive, with a growing number of established art retailers offering merchandise over the Internet. Additionally, new companies have arisen which do business solely on-line. Our potential competitors include a variety of marketers of collectible art products, graphic arts, sculptures and fine arts and auctioneers. Barriers to entry are low and new competitors can launch Websites at a relatively low cost.

    We are currently positioned at the high end of the worldwide collectibles market. We are expanding that base to include product lines that appeal to a wider audience. Our competition includes:

    - UPSCALE AUCTION HOUSES that have recently begun transacting sales on-line such as Sothebys.com, Christies.com and Butterfield & Butterfield;

    - INTERNET ART PORTALS such as Art.com, Prints.com, Guild.com and Artnet.com; and

    - TRADITIONAL BRICK AND MORTAR GALLERIES who may have introduced Websites such as Caldwell Snyder, Martinlawrence.com and Wentworth Galleries.

    We believe that the following are principal competitive factors in our market:

-  Price                               -  Brand recognition

-  Name Recognition of Artists         -  Product Quality

-  Service                             -  Selection

    Some of our current and potential traditional store-based and on-line competitors have larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Some of these competitors can devote substantially more resources to Website and systems development than we can. In addition, larger, better-established and better-financed entities may acquire, invest in or form joint ventures with on-line competitors.

    Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing than we can. Our on-line competitors may be able to use the Internet more effectively as a marketing medium than we can to reach significant numbers of potential customers.

CURRENT OPERATIONS

    Our "Click & Brick" model encompasses a full-service, fully-integrated range of operations including e-commerce, traditional galleries, on-line and live auctions, sculpture foundry, framing, sales and marketing, including telemarketing.

    Each of our galleries has a director and one or two associate directors. They are responsible for the sales of their gallery. The sales staff is either compensated by a draw against commission or by salary and commission. We sell art work of world renowned artists obtained by us directly from the artists and through publishers. Our average selling price per piece is approximately $2,800. In the past three years, over 500 clients have purchased art from us valued at $20,000 or more.

    Our galleries are open seven days a week, 365 days a year with normal business hours running from 10:00 a.m. through 7:00 p.m., with longer hours in mall locations. Marketing, art manufacture and selection is done through the corporate office in New York City. Art acquisition decisions are made by experienced art buyers. Exhibition schedules and related marketing materials are produced by the marketing staff in the corporate headquarters.

    We obtain our products from a network of large and small vendors, manufacturers and distributors. Our distribution operations are located in Los Angeles, CA, Schaumburg, IL and New York, NY.

    RETAIL GALLERY BUSINESS

    Our traditional retail gallery business operates under the Merrill Chase, Dyansen and Galerie Renaissance names. The 12 galleries are located in:

Boston, MA           Chicago, IL (4)      Carmel, CA           Waikoloa, Hawaii
Las Vegas, NV        New Orleans, LA      New York, NY (2)     San Francisco, CA

    The galleries display and sell the works of artists represented by us, as well as art from other publishers and artists that we either purchase or display on a consignment basis. Our galleries are situated in high-profile malls or upscale tourist destinations. Galleries are designed to present a pleasant atmosphere emphasizing sophistication. Each location is typically twenty-five hundred square feet or larger, occupies a highly visible location, and is luxuriously appointed. We plan to open an Artique store in Chicago in the fourth quarter of calendar year 1999, expanding our already strong presence in Chicago.

    E-COMMERCE BUSINESS OPERATIONS

    We intend to send orders from our Website to our distribution facilities over a secure connection. A warehouse management system, which we anticipate developing internally, will provide our Website with data on inventory receiving, shipping, inventory quantities and inventory location. This system will enable us to display information about the availability of the products on our Website. In addition, we intend to offer an on-line order-tracking service for our customers.

    AUCTION BUSINESS

    We have hosted between 50 and 150 live auctions per year in upscale hotels around the country during the past four years generating sales in excess of $12 million. We anticipate expanding our auction program, initially instituted to sell excess inventory, to a program in which we will act as an agent accepting pieces on consignment as well as selling our own inventory. Many of the auction attendees are drawn from our proprietary mailing lists of past customers and visitors. The touring auctions provide an opportunity to serve a nationwide clientele not currently located near our gallery locations.

    BRONZE FOUNDRY

    We operate a "lost wax" method bronze foundry to produce sculptures for our galleries and auction network. Our strong reputation for producing high quality cast bronze sculpture is based upon meticulous attention to detail and our commitment to ongoing input from the artist throughout the casting process.

    FRAMING OPERATIONS

    We have custom framing operations located in Los Angeles and New York, exclusively devoted to framing works purchased through our galleries. We offer standard framing in a wide variety of the most popular styles. The current capacity of our framing operation exceeds 5,000 pieces a year. A moderate investment in equipment and additional personnel would allow us to double this capacity.

    SALES, MARKETING AND TELEMARKETING

    We administer a national sales training program for our in-gallery staff. In addition to comprehensive training under the supervision of our National Sales Director, we also conduct weekly sales meetings and special seminars. Focused training is presented in advance of shows in a particular gallery. Other aspects of our overall sales and marketing program include:

    - Special sales, shows and events scheduled up to a year in advance for each gallery location. These shows and events can include: artist openings featuring new collections of art with local and national advertising; discounted sales, promotions, and in-gallery auctions; charity benefits with celebrity tie-ins, public relations and press coverage; evening "rentals" of the gallery to affluent convention groups; and special exhibitions of rarer historical fine art (for example

      Picasso, Chagall, Renoir, Rembrandt) and featured art (for example H.R.H. The Prince of Wales lithographs). Our events are typically well-attended and usually create both pre- and post-event sales, in addition to the sales increases during the actual events.

    - Mailing lists and telemarketing detailed customer and visitor profiles are maintained by our galleries. Demographic and past purchase information is carefully recorded for use in follow-up calls about new releases by favorite artists or upcoming events. Repeat sales via telephone account for a significant and growing portion of overall sales. This program can be readily integrated into an e-mail format as part of our transition to a full "Click & Brick" model.

    We currently intend to establish a credit department for the purpose of evaluating and potentially financing purchases by our customers. We believe that such a program will increase customer loyalty.

    FACILITIES

    Our corporate headquarters are located in New York, New York and we have additional corporate offices in Chicago and Detroit. We have a warehouse, a distribution center and a foundry located in California and a warehouse in Hawaii. Our galleries range in size from approximately 1,000 square feet to 8,000 square feet. The total aggregate leasehold payments, excluding payments based on gross sales, for all the facilities in 1998 was approximately $3,600,000. Two facilities provide for increased rent based on gross sales.

    We are in default under the leases for the facilities located in San Francisco, CA, Waikoloa, HI, Los Angeles, CA, and New York, NY. There can be no assurances that these defaults will be cured. We have been named as a defendant in various lawsuits by certain landlords for nonpayment of rent. We have reached settlements in some instances in which payment has been deferred. In other instances, discussions are being held in an attempt to resolve the issues before trial. For matters that are not resolved, there can be no assurance that we will be able to maintain our presence in those locations.

    EMPLOYEES

    At September 30, 1999, we had 161 full-time employees. We are not subject to any collective bargaining agreements and we believe that we maintain good relationships with our employees.

    LEGAL PROCEEDINGS

    From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of business. Such claims, even if lacking merit, could require the use of significant financial and managerial resources.

    MCM Limited Partnership ("MCM"), the prior owner of Merrill Chase galleries filed a lawsuit in the Circuit Court of Cook County, Illinois on December 29, 1998 against Mr. Schuster, as guarantor of our obligations, alleging that as of January 31, 1999, we had not made the required payment under the Asset Purchase and Consignment Agreement dated May 31, 1997, as amended on January 29, 1998 (the "Consignment Agreement"). Pursuant to the Consignment Agreement, the liability for consigned inventory was guaranteed by Mr. Schuster. On September 10, 1999, we signed a compromise agreement with Mr. Schuster and MCM whereby we will pay a compromise amount of $1,933,606 by January 31, 2000. We plan to pay this amount from the proceeds of the initial public offering.

    In June 1999, a penalty judgment was entered in favor of the landlord at our former Beverly Hills gallery in the Superior Court of the State of California for the amount of $360,000. We believe we have defenses against the enforcement of this judgement, but rather than litigating the matter, a settlement has been reached in the amount of $65,000 and as of September 30, 1999, $30,000 remains unpaid.

    The landlord of our San Francisco gallery, Swanson Art Galleries, Ltd., filed a lawsuit in Superior Court of California in June 1999 against Art Renaissance California, Inc., one of our wholly owned subsidiaries, for non-payment of rent. The Court granted our Motion for Summary Judgment and settlement discussions are being held.

    The landlord for our Hawaiian gallery, Hilton Recreation, Inc., filed a lawsuit in the District Court of the Third Circuit, South Kohola Division State of Hawaii in July 1999 against Art Renaissance Hawaii, Inc., one of our wholly owned subsidiaries, for non-payment of rent. The landlord is also claiming that the lease has been terminated. We believe the lease does not expire until August 31, 2000. An October 3, 1999 trial date has been set and we will attempt to reach a settlement before trial.

    The landlord for our Los Angeles warehouse, Westchester Industrial Tract, filed a lawsuit in Municipal Court of California in August 1999 against Art Renaissance, Inc. Los Angeles, one of our wholly owned subsidiaries, for non-payment of rent. The case was scheduled for trial on September 14, 1999 but was dismissed by the plaintiff upon our payment of outstanding rent.

    The landlord for our Soho New York gallery, Ernst Abei, filed a lawsuit in Civil Court of the City of New York against Art Renaissance Eclipse, Inc., one of our wholly owned subsidiaries, in August 1999 for non-payment of rent. Mr. Abei has agreed to a settlement whereby the arrears will be paid from the proceeds of this offering or other sources by March 31, 2000.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

NAME:                                  AGE:     POSITION:
-----------------------------------  ---------  ---------------------------------------------------------------------
Eugene I. Schuster.................         62  Chairman of the Board of Directors, Chief Executive and Operating
                                                Officer and President
John E. McConnaughy, Jr............         70  Director
John M. Addario....................         57  Chief Financial Officer
Lise S. Krantz.....................         37  Vice President of Marketing
Joseph A. Schuster.................         35  Vice President of Corporate Development
Hoon Won...........................         39  Vice President of Internet Operations
Michael J. Miller..................         40  Vice President of Sales
Robert Feldman.....................         62  Director--Nominee
Leonard Toboroff...................         66  Director--Nominee

    EUGENE I. SCHUSTER Mr. Schuster has served as our Chairman of the Board, Chief Executive Officer, Chief Operating Officer, and President since its inception in 1993. Since May 1993, Mr. Schuster has been Chairman of the Board, President and Chief Executive Officer of Venture Funding, Inc. Mr. Schuster has been a Vice President and Director of Mego Financial Corp. since January 1998. From January 1990 until its sale in May 1992, he served as Chairman and Chief Executive Officer of Imperial Midwest Insurance Company. Mr. Schuster was the Chief Executive Officer of Cellex Biosciences, Inc. from 1988 until 1996 and from 1988 until December 1998 he was Chairman of its Board of Directors. From 1994 until 1999 Mr. Schuster was the President of Wavemat Inc. From 1986 until 1999, Mr. Schuster was a Director of Wavemat Inc. From 1986 until 1999, Mr. Schuster was Chairman of the Board of Directors, President and Chief Executive Officer of Quest Bio Technology, Inc. From 1980 to May 1983, Mr. Schuster was self-employed and independently involved in venture capital activities. Mr. Schuster received a B.A. in History and an M.A. in Art History from Wayne State University. He was a Fulbright Scholar in England from 1962 to 1965.

    JOHN MCCONNAUGHY, JR. Mr. McConnaughy has been one of our Directors since 1993 and has been Chairman and Chief Executive Officer of JEMC Corp. since 1988. Mr. McConnaughy is a Director of Riddell Sports, Inc., DeVlieg Bullard Inc., Mego Financial Corporation, Transact International, Inc., Levcor International, Inc., Wave Systems, Inc. and Adrien Arpel, Inc. Mr. McConnaughy is the Chairman of the Board of the Excellence Group, LLC, which filed a petition for bankruptcy under Chapter 11 of the Bankruptcy Code on January 13, 1999. The Excellence Group's subsidiaries produced labels for a variety of customers. From 1969 to 1986, Mr. McConnaughy served as Chairman and Chief Executive Officer of Peabody International Corp. ("Peabody"). From 1981 to 1992, he served as Chairman and Chief Executive Officer of GEO International Corp. when it was spun off from Peabody in 1981. Mr. McConnaughy received a B.A. from Dennison University and an M.B.A. from Harvard University.

    JOHN M. ADDARIO Mr. Addario, a certified public accountant, has served as our Chief Financial Officer since June 1993. Prior to joining us, Mr. Addario was Vice President of Finance and Director of Dyansen Corporation, the former owner of Dyansen Galleries, from September 1983-1993. From 1980 to 1983, Mr. Addario was assistant Corporate Controller and Divisional Controller for Vornado, Inc. Before 1980 Mr. Addario was an audit manager at Touche Ross & Co. Mr. Addario received a B.B.A. from St. John's University.

    LISE S. KRANTZ Ms. Krantz has served as our Vice President of Marketing since September 1999. From June 1997 until September 1999, she was our National Director of Marketing. Prior to joining us, she was Director of Marketing Operations at Dyansen Corporation (the former owner of our Dyansen Galleries) from 1991 to 1993. From 1991 to 1993 Ms. Krantz worked with Dyansen Corporation as

Manager of the Art Department and from 1989-91 was Professor of Art History at John Abbott College, Montreal, Canada. From 1986 until 1989 she worked as the Sales and Marketing Manager of the Canadian Guild of Crafts, Montreal, Canada. Ms. Krantz received a B.A., with Honors, in Art History from McGill University in 1984 and a M.A., with Honors, in Art History from the Courtauld Institute of Art in England in 1986.

    JOSEPH A. SCHUSTER Mr. Schuster has been our Vice President of Corporate Development since September 1999, and prior to that he was our Director of Corporate Development since 1997 and from 1994 until 1996. Mr. Schuster was one of our Directors until September 1999. Prior to joining us, Mr. Schuster served as Chief Operating Officer of Pro For Athletes, Inc., a direct marketing company, from 1996 until 1997. Mr. Schuster has served as Director of Venture Funding, Ltd. since 1995. From 1990 through 1996, Mr. Schuster was involved in the film industry, producing, researching and writing feature films and documentary television projects. Mr. Schuster received his B.A., with Honors, in a multi-disciplinary program in Science, Technology and Society from Vassar College in 1986. He also did post-graduate work at Stanford University in History and Philosophy. Joseph A. Schuster is Mr. Schuster's son.

    HOON WON Mr. Won has agreed to join us in October 1999 as Vice President of Internet Operations to manage the development of our e-commerce business. Until he joined us this year, Mr. Won was an Independent business consultant and advisor beginning in October 1997 until joining us this year. From August 1996 to September 1997 he was the Chief Executive Officer of Twist Clothing Company. From October 1995 to August 1996 he was a trader for Hambrecht & Quist. From September 1994 to October 1995 he was a Managing Director for Group One, Ltd. Mr. Won received a B.S. in Biology from M.I.T. in 1982 and an M.S. in Science and Public Policy in 1984 from M.I.T.

    MICHAEL J. MILLER Mr. Miller has been our Vice President of Sales since September 1999. From July 1993 until September 1999, he was our National Director of Sales. Prior to joining us, Mr. Miller worked from 1985 to 1993 in a variety of positions as: Art Consultant, Senior Art Consultant, Assistant Director, National Training Director and Western Regional Sales Director for Dyansen Corporation. From 1983 to1985 Mr. Miller was the Copychief of the Creative Department for Bentley Industries, Inc. Mr. Miller received his B.A., CUM LAUDE, in General Studies at Harvard University in 1983.

    ROBERT FELDMAN Mr. Feldman has agreed to serve as a Director effective upon the close of this offering. Mr. Feldman has been the President of Parasol Press, Ltd., a publisher of original photographs and contemporary artists prints, since 1970. Mr. Feldman received a B.A., MAGNA CUM LAUDE, Phi Beta Kappa from Brown University in 1958 and a L.L.B. from Yale Law School in 1961.

    LEONARD TOBOROFF Mr. Toboroff has agreed to serve as a Director effective upon the close of this offering. Mr. Toboroff has been a Director and Vice President of Riddell Sports, Inc., a provider of sporting goods and school spirit products and services since April 1988. In May 1989, Mr. Toboroff became a Vice President and Vice Chairman of the Board of Allis-Chalmers Corp. Mr. Toboroff has been Director of Banner Aerospace, Inc., a supplier of aircraft parts, since September 1992. He has also been a Director of Engex, Inc. and Saratoga Beverage Co. since 1993. Mr. Toboroff also joined the Board of Directors of Hi Rise Recycling in March 1999. Mr. Toboroff has been a practicing attorney since 1961 and from January 1988 to December 1990, was counsel to Summit Solomon & Feldesman in New York City. Mr. Toboroff became a Director in August 1987 of Ameriscribe Corp. and served as Chairman and Chief Executive Officer of that company from December 1987 to May 1988. Mr. Toboroff served as Chairman and Chief Executive Officer from May through July 1982, and Vice Chairman from July 1982 through September 1988 of American Bakeries Company. Mr. Toboroff received a B.A. degree from Syracuse University, an L.L.B. and J.D. from the University of Michigan and did post-graduate studies at Luberon College in Aix-en-Provence, France.

                               BOARD OF DIRECTORS

    Following this offering, our Board of Directors will consist of five Directors. Directors are elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Our certificate of incorporation provides that, effective upon the closing of this offering, the Board will be divided into three classes:
Class I, Class II and Class III, with each class serving three-year terms. The Class I Directors, initially Robert Feldman, will stand for election at the 2000 annual meeting of stockholders. The Class II Directors, initially John McConnaughy and Leonard Toboroff will stand for election at the 2001 annual meeting of stockholders. The Class III Director, initially Mr. Schuster, will stand for election at the 2002 annual meeting of stockholders.

BOARD COMMITTEES

    Following this offering, the Board of Directors will have an audit committee and a compensation committee. The audit committee will be comprised of Leonard Toboroff and a Director to be named and will review our internal accounting procedures and consult with and review the services provided by our independent certified public accountants. The compensation committee will be comprised of Leonard Toboroff and a Director to be named and will determine the compensation and benefits we offer. The compensation committee will also administer the issuance of stock options and other awards under our Stock Option Plan.

DIRECTOR COMPENSATION

    Directors will not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings. We will give non-management Directors annual grants of options to purchase shares of our common stock. See "--The Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to this offering, we did not have a compensation committee, and the entire Board participated in our compensation decisions concerning executive officers. Eugene J. Schuster, Chief Executive Officer, and Joseph Schuster, Vice President of Corporate Development, participated in all compensation decisions. In September 1999, the Board formed the compensation committee to determine the compensation and benefits for our executive officers and administer our stock incentive plans. We strive to apply a uniform practice regarding compensation for all of our employees, including the members of our senior management. This practice is based upon the premise that our achievements result from the combined and coordinated efforts of all employees working toward common goals and objectives in a competitive, evolving market place.

    The goals of our compensation program are to align remuneration with business objectives and performance, and to enable us to retain and competitively reward executive officers who contribute to our long-term success. We attempt to pay our executive officers competitively in order to retain the most capable people in the industry. Information with respect to levels of compensation being paid by comparable companies is obtained from various publications and surveys. See "Certain Relationships and Related Transactions" and "Principal Stockholders."

EXECUTIVE COMPENSATION

    The following table sets forth the aggregate compensation paid or accrued by us for services rendered during the last three fiscal years to Mr. Schuster, our Chief Executive Officer and Michael Miller, our Vice President of Sales. No other executive officer earned more than $100,000 in total salary and bonus during such years.

                           SUMMARY COMPENSATION TABLE

                                                                                                                    LONG-TERM
                                                                                                                  COMPENSATION
                                                                                                                     AWARDS
                                                                                                 ALL OTHER      -----------------
              NAME AND PRINCIPAL POSITION                  YEAR       SALARY       BONUS       COMPENSATION       STOCK OPTIONS
-------------------------------------------------------  ---------  ----------  -----------  -----------------  -----------------
Eugene I. Schuster, Chairman of the Board, Chief
  Executive Officer, and President(1)..................       1999  $       --   $      --       $      --          $      --
                                                              1998          --          --              --                 --
                                                              1997          --          --              --                 --

Michael Miller, Vice President of Sales................       1999     102,072          --              --                 --
                                                              1998     113,971          --              --                 --
                                                              1997     104,457          --              --                 --

------------------------

(1) Mr. Schuster was a principal of Venture Funding, Ltd. until July 1999 which until October 1, 1999 had a management agreement with us.

EMPLOYMENT AGREEMENTS

    In September 1999, we entered into a three year employment agreement with Mr. Schuster commencing on October 1, 1999, with a one year renewal term. Mr. Schuster will serve as our President and Chief Executive Officer at a base salary of $200,000 (subject to subsequent increases at the discretion of the Board of Directors), and such annual bonuses of up to 50% of the base salary based upon achievement of certain objectives which objectives shall be defined by the compensation committee. In addition, Mr. Schuster will receive an annual automobile allowance of $6,000. In the event of a change of control (as defined in the Agreement), Mr. Schuster will receive one year's base salary if he is terminated within two years following such change of control. In addition, if Mr. Schuster's employment is terminated without cause (as defined in the Agreement), we are required to pay Mr. Schuster the balance of his base salary to the end of the term of the contract and a pro rata bonus calculated to the date of termination. Mr. Schuster's employment agreement requires him to devote substantially all of his business time to us.

    In October 1999, we entered into a four year employment agreement with Hoon Won commencing on October 1, 1999, with a one year renewal term. Mr. Won will serve as the Vice President of Internet Operations at a base salary of $84,000 per year which is reviewable after six months. Mr. Won will also be granted an option under our Stock Option Plan to purchase 60,000 shares of our common stock at the lower of $10.00 per share or the initial public offering price, which options will vest in four equal annual installments. Mr. Won is also eligible to receive warrants for up to an additional 90,000 shares of our common stock based upon the achievement of certain performance objectives. In the event of a change of control, all of Mr. Won's options and warrants will vest.

THE STOCK OPTION PLAN

    Our Board of Directors adopted our 1999 Stock Option Plan ("Stock Option Plan") effective as of September 1999. We will also seek stockholder approval of this plan prior to the completion of this offering. We have reserved 2,000,000 shares of our common stock for issuance under the Stock Option Plan.

    Under the Stock Option Plan, the individuals eligible to receive stock option awards are:

    - employees;

    - members of the Board of Directors; and

    - consultants.

    Options may be incentive stock options that qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986 or nonstatutory stock options not designed to qualify for favorable tax treatment. With limited restrictions, shares forfeited under the Stock Option Plan will again become available for new awards in 1999.

    The compensation committee of our Board of Directors will administer the Stock Option Plan. The committee will have complete discretion to make all decisions relating to the interpretation and operation of our Stock Option Plan. The committee will have the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

    The exercise price for incentive stock options and for options intended to qualify as performance-based compensation under Section 162(m) o the Internal Revenue Code may not be less than 100% of the fair market value of our common stock on the option grant date. The exercise price for nonstatutory options granted under the Stock Option Plan may be exercisable for less than 85% of the fair market value of our common stock on the option grant date.

    The exercise price may be paid with:

    - cash; or

    - outstanding shares of common stock.

    The committee may reprice options and may modify, extend or assume outstanding options. The committee may accept the cancellation of outstanding options in return for the grant of new options. The new option may be exercisable for the same or a different number of shares and the same or a different exercise price.

    In specific circumstances, the committee may adjust the number of options, and shares covered by options, or reprice options rights to protect against dilution. If we have a change in control, an option will become fully exercisable and fully vested if the option is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute comparable awards for the awards granted under the Stock Option Plan.

    A change in control includes:

    - a merger or consolidation after which our then-current stockholders own less than 50% of the surviving corporation;

    - a sale of all or substantially all of our assets;

    - a change in the composition of the Board that results in replacement of more than one-half of the Directors who were Directors on the date 24 months prior to the date of the event that may be a change in control; or

    - an acquisition of 50% or more of our outstanding stock by a person other than a person related to us, including a corporation owned by our stockholders.

    Each non-employee Director will be granted an option for 40,000 shares of our common stock immediately following the completion of this offering.

    Our Board of Directors may amend or terminate the Stock Option Plan at any time. If our Board amends the plan, stockholder approval of the amendment will be sought only if required by an applicable law or regulation. The Stock Option Plan will continue in effect until September 2009 unless the Board terminates the plan.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information concerning the beneficial ownership of the shares of our common stock as of September 30, 1999, and as adjusted to reflect the sale of 8,400,000 shares of common stock in this offering by:

    - each person we know to be the beneficial owner of 5% or more of the outstanding shares of common stock;

    - each executive officer listed in the summary compensation table above;

    - each of our Directors; and

    - all executive officers and Directors (including nominees) as a group.

                                                               NUMBER OF SHARES
                                                                 BENEFICIALLY           PERCENTAGE OF SHARES OF
                                                                   OWNED(1)                COMMON STOCK OWNED
                                                             --------------------  ----------------------------------
NAME AND ADDRESS                                                                   PRIOR TO OFFERING  AFTER OFFERING
-----------------------------------------------------------                        -----------------  ---------------
Eugene I. Schuster (2).....................................         3,513,730              70.27%            41.83%
Venture Funding Holdings, LLC (3)..........................         2,697,238              53.94%            32.11%
Venture Funding Ltd (4)....................................           467,663               9.35%             5.57%
John E. McConnaughy........................................           517,779              10.36%             6.16%
Joseph A. Schuster (5).....................................           207,668               4.15%             2.47%
Leonard Toboroff...........................................            25,871               0.52%              .31%
Robert Feldman.............................................                 0                  0%                0%
JAS Interest, LLC (5)......................................           207,146               4.14%             2.47%
Growth Realty Holdings, LLC (6)............................           116,276               2.33%             1.38%
All executive officers and Directors (including nominees)
  as a group (5 persons)...................................         4,265,048              85.30%            50.77%

------------------------

(1) Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, the address of each individual listed below is 156 William Street, Suite 1204, New York, New York 10038.

(2) Includes 232,553 shares of common stock owned directly by Mr. Schuster and 2,697,238 shares held by Venture Funding Holdings, LLC, 467,663 shares held by Venture Funding, Ltd. and 116,276 shares held by Growth Realty Holdings, LLC all of which are attributable to Mr. Schuster because of his affiliations with these entities. See footnotes (3), (4), and (5).

(3) The owners of Venture Funding Holdings LLC are Eugene I. Schuster (20%), Joseph A. Schuster (20%), Sarah Schuster (20%), Adam Schuster (20%), Monis Schuster (10%) and Venture Funding, Ltd. (10%).

(4) The owners of all of the outstanding stock of Venture Funding Ltd. are Eugene I. Schuster (49.70%), Joseph A. Schuster (13.08%), Sarah Schuster (.03%), Adam Schuster (13.08% in addition to 13.05% which he holds beneficially for Sarah Schuster) and Monis Schuster (11.06%). Venture Funding Ltd. owns 100% of the outstanding stock of Growth Funding Ltd. Growth Funding Ltd. owns 100% of the outstanding stock of Growth Realty Ltd.

(5) Joseph A. Schuster, Sarah Schuster and Adam Schuster each own 33 1/3% of JAS Interest, LLC.

(6) The owners of Growth Realty Holdings, LLC are Eugene I. Schuster (20%), Joseph A. Schuster (20%), Sarah Schuster (20%), Adam Schuster (20%), Monis Schuster (10%) and Growth Realty, Ltd. (10%).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    A number of the transactions described in this section involve inherent conflicts of interest because they were with an officer, director, significant stockholder, promoter or other person with a material business or professional relationship with us. All future transactions, including loans, between us and our officers, Directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

    On August 24, 1995, we entered into a short-term note with the Bank of Bloomfield Hills ("BBH") for the principal amount of $500,000. This note was extended annually and the principal amount was increased to $750,000. The note bore interest at a rate of 9% per year and was repaid by Mr. Schuster in July 1999. The collateral for this note represented personal assets of Mr. Schuster. In December 1998, we agreed to reimburse Mr. Schuster, Venture Funding, Ltd. ("Venture"), Growth Realty, Inc. ("Growth"), Growth Funding, Ltd., Growth Realty Holdings, LLC, and Adam Schuster (the "Reimbursed Parties"), to the extent any of them makes payment on behalf of us under this loan. We also agreed to grant a security interest in our assets to Reimbursed Parties in consideration for them to guarantee this loan.

    On March 29, 1996, we entered into a loan agreement with BBH for the principal amount of $1,550,000. This note bears interest of 2.5% above prime per year and is payable in monthly installments of $15,000 with payment of the principal plus accrued interest due on April 1, 1999. In July 1999, BBH waived the existing defaults and extended the maturity date on this loan through December 31, 1999. This loan is secured by a first priority interest in our assets, is guaranteed by Mr. Schuster, Venture, Venture Funding Holdings Ltd., Growth Realty Holdings, L.L.C. and Growth, and is secured by a first priority security interest in certain Growth assets related to Mego Financial Corp. ("Mego") (Mr. Schuster owns approximately 9% of the outstanding stock of Mego). See footnote to the Principal Stockholder Table on page 38. In December 1998 we agreed to repay the Reimbursed Parties to the extent any of them makes payment on behalf of us under this loan. We also agreed to grant a security interest in our assets to the Reimbursed Parties in consideration for them to guarantee this loan.

    On October 14, 1996, we entered into a loan agreement with BBH for the principal amount of $500,000. The loan bears interest of 2% above prime. The original maturity date of October 15, 1997 had been extended to March 1, 1999. In July 1999, BBH waived the existing defaults and extended the maturity date to December 31, 1999. The loan is secured by a first priority interest in our assets granted to BBH, guaranteed by John E. McConnaughy, Jr., Venture, Venture Funding Holdings Ltd., Growth Realty Holdings, L.L.C. and Growth, and secured by a first priority security interest in certain Growth assets related to Mego.

    On February 6, 1997, we entered into a loan agreement with BBH, for the principal amount of $1,563,946.69. In 1998, the loan was renewed and the principal amount increased to $1,642,997.72. The original principal amount was evidenced by a 90 day note for $400,000 that was repaid in 1998. The term note bears interest of 2.5% above prime and was due on April 1, 1999. This loan was secured by a first priority interest in our assets granted to BBH guaranteed by Eugene Schuster, Venture, and Growth Funding, Ltd., Growth, and secured by a first priority security interest in certain Growth assets related to Mego. This note was repaid in July 1999. In December 1998, we agreed to reimburse the Reimbursed Parties, to the extent any of them makes payment on behalf of us under this loan. We also agreed to grant a security interest in our assets to the Reimbursed Parties in consideration to guarantee this loan.

    On May 2, 1997, we entered into a loan, evidenced by a Convertible Debenture, to pay Willora Company, Inc. ("Willora") the principal amount of $600,000 with interest at a rate of 10% per year which is guaranteed by Mr. Schuster and Venture. The principal amount is due and payable on May 1,

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
1999. This Convertible Debenture is convertible into shares of our common stock subject to adjustment. On May 25, 1997, we entered into a short term note with Willora Company, Inc. in the principal amount of $400,000 which is guaranteed by Mr. Schuster. This note bears interest of 10%. This note was originally due and payable on August 31, 1997. The collateral for both the May 2, 1997 loan for the principal amount of $600,000 and the May 25, 1997 loan for the principal amount of $400,000 represented personal assets of Mr. Schuster and assets of Venture Funding, Ltd. In September 1999 we agreed to issue to Willora 173,465 fully paid shares of our common stock for cancellation of unexercised warrants and full payment for and satisfaction of the accrued interest on both the $400,000 loan and the $600,000 loan. Immediately following receipt of the proceeds from this offering, we will pay Willora $1,000,000 in full satisfaction of both loans. Also, Mr. Schuster will issue to Willora 34,203 fully paid shares of common stock as full payment for and satisfaction of all services rendered by Willora to Venture. In December 1998, we agreed to reimburse the Reimbursed Parties to the extent any of them makes payment on behalf of us under this loan. We also agreed to grant a security interest in our assets to the Reimbursed Parties in consideration for them to guarantee this loan.

    On October 30, 1997, we entered into a loan agreement with BBH for the amount of $1,128,534. The loan bears interest of 2.5% above prime. The original maturity date of October 30, 1998 was extended to January 29, 1999. In July 1999, BBH waived the existing defaults and extended the maturity date on the loan originally dated October 30, 1997 through December 31, 1999. The loan is secured by a first priority interest in our assets granted to BBH guaranteed by Eugene I. Schuster, Venture, and Growth, Venture Funding Holdings, LLC and Growth Realty Holdings, LLC, and is additionally secured by a first priority security interest in certain Growth assets related to Mego and a pledge by Venture of certain other securities. In December 1998, we agreed to reimburse the Reimbursed Parties, to the extent any of them makes payment on behalf of us under this loan. We also agreed to grant a security interest in our assets to the Reimbursed Parties in consideration for them to guarantee this loan.

    In January 1994, Venture Funding Ltd. entered into a management agreement to provide us with consultation and direct management assistance with respect to strategic planning and other aspects of our business. We were billed $300,000 for each of the years ended January 31, 1997, 1998, and 1999, respectively. Of this amount, approximately $668,000 remained unpaid at January 31, 1999. This management agreement was terminated effective October 1, 1999. All of the unpaid management fees were exchanged for warrants to acquire 232,553 shares of our common stock.

    During 1997, we entered into short term notes with BBH for the principal amounts of $250,000, $98,000 and $152,000. These notes have been replaced by one short term note dated January 12, 1998 for the principal amount of $500,000. The loan dated January 12, 1998 bears interest of 8.5% and is due and payable on January 12, 1999. The collateral for this note represents personal assets of Mr. Schuster and is secured by certain assets of Venture Funding Ltd., Joseph Schuster, Adam Schuster and Sara Schuster, Mr. Schuster's children ("Affiliate Guarantors"). In December 1998, we agreed to reimburse the Reimbursed Parties, to the extent any of them makes payment on behalf of us under this loan. We also agreed to grant a security interest in our assets to the Reimbursed Parties in consideration for them to guarantee this loan.

    On January 30, 1998, we entered into a loan, evidenced by a Convertible Debenture, to pay to Willora the principal amount of $500,000 with interest at a rate of 10% per year. This loan is guaranteed by Mr. Schuster. The principal amount was originally due and payable on June 30, 1999. The Convertible Debenture is convertible into shares of our common stock subject to adjustment. The collateral for this loan represented personal assets of Mr. Schuster. In September 1999 we agreed to issue to Willora 45,154 fully paid shares of our common stock for cancellation of unexercised warrants and in full payment for and satisfaction of the accrued interest on the $500,000 loan and cancellation of warrants granted. Immediately following receipt of the proceeds from this offering, we will pay Willora $500,000 in full satisfaction of the loan. In December 1998, we agreed to reimburse the Reimbursed

Parties, to the extent any of them makes payment on behalf of us under this loan. We also agreed to grant a security interest in our assets to the Reimbursed Parties in consideration for them to guarantee this loan.

    On April 10, 1998 we entered into a loan, evidenced by a Convertible Debenture, to pay to Gross Foundation, Inc. ("Gross") the principal amount of $375,000 with interest at a rate of 10% per year. The principal amount was originally due and payable on June 30, 1999. The Convertible Debenture is convertible into shares of our common stock subject to adjustment. The collateral for this loan represented personal assets of Mr. Schuster and assets of Venture Funding, Ltd. Mr. Schuster and Venture have guaranteed the obligations under this loan and have pledged certain assets to secure payment. In September 1999, we agreed to issue to Gross 22,603 fully paid shares of our common stock for cancellation of unexercised warrants and in full payment for the accrued interest on the $375,000 loan. Immediately following receipt of the proceeds from this offering, we will pay Willora $375,000 in full satisfaction of the loan. In December 1998, we agreed to reimburse the Reimbursed Parties, to the extent any of them makes payment on behalf of us under this loan. We also agreed to grant a security interest in our assets to the Reimbursed Parties in consideration for them to guarantee this loan.

    On April 21, 1999, we entered into a loan agreement with Parasol Press, Ltd. ("Parasol"), for the principal amount of $250,000. This note bears interest of 19% per year and is due and payable on April 21, 2001 and is guaranteed by Mr. Schuster. The President of Parasol Press, Ltd. is Robert Feldman, Director-Elect of our company.

    On March 9, 1998, we entered into a loan agreement with HDA Homecare Pension Fund for the principal amount of $790,000 which was guaranteed by the Reimbursed Parties. This loan bore interest of 11% per year and was due and payable on March 9, 1999. In December 1998, we agreed to reimburse the Reimbursed Parties, to the extent any of them makes payment on behalf of us under this loan. We also agreed to grant a security interest in our assets to the Reimbursed Parties in consideration for them to guarantee this loan.

    On March 11, 1999, we entered into a loan agreement with John E. McConnaughy, Jr. for the principal amount of $225,000. In addition to the repayment of this note, we have paid $25,000 in interest and we will supply artwork to Mr. McConnaughy, Jr. with a retail value of $25,000. This note is guaranteed by Mr. Schuster. This note was due and payable on May 12, 1999.

    On March 31, 1999, we entered into a loan agreement with John E. McConnaughy, Jr. for the principal amount of $200,000. In addition to the repayment of this note, we have paid Mr. McConnaughy $25,000 in interest and we will supply artwork to Mr. McConnaughy with a retail value of $25,000. This note is guaranteed by Mr. Schuster. This note was due and payable on June 1, 1999.

    On December 15, 1998, we entered into a loan agreement with Adam Schuster for the principal amount of $1,326,771.01. This loan bears interest at a rate of 2% above prime. The principal amount is due and payable on the second anniversary of this offering, subject to earlier prepayment on the 18 month anniversary of this offering in the event we are at such time not more than 90 days past due on our artists payables and subject to the approval of our independent Board of Directors. The loan is secured by a third priority security interest in our assets. In December 1998, we agreed to reimburse the Reimbursed Parties, to the extent any of them makes payment on behalf of us under this loan. We also agreed to grant a security interest in our assets to the Reimbursed Parties in consideration for them to guarantee this loan.

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
                           DESCRIPTION OF SECURITIES
                                AUTHORIZED STOCK

    The following summarizes the terms of our common stock you will receive in this offering. Please read our Certificate of Incorporation, which are included as an exhibit to the Registration Statement of which this prospectus is a part.

    OUR AUTHORIZED CAPITAL STOCK

    - 40 million shares of common stock, par value $0.01 per share;

    - two million shares of preferred stock, par value $0.01 per share; and

    - Immediately after the sale of the shares of common stock in this offering, we will have 8,400,000 shares of common stock outstanding and no shares of preferred stock outstanding.

                                  COMMON STOCK

    VOTING:

    - One vote for each share held of record on all matters submitted to a vote of stockholders;

    - No cumulative voting rights;

    - Election of Directors by plurality of votes cast; and

    - All other matters by majority of the votes cast.

    DIVIDENDS:

    - Subject to preferential dividend rights of outstanding shares of preferred stock, common stockholders are entitled to receive ratably declared dividends; and

    - The Board may only declare dividends out of legally available funds.

    ADDITIONAL RIGHTS:

    - Subject to the preferential liquidation rights of outstanding shares of preferred stock, common stockholder are entitled to receive ratably net assets (available after payment of debts and other liabilities) upon our liquidation, dissolution or winding up;

    - No preemptive rights;

    - No subscription rights;

    - No redemption rights;

    - No sinking fund rights; and

    - No conversion rights.

    The rights and preferences of common stockholders are subject to the rights of any class of preferred stock we may issue in the future.

                                PREFERRED STOCK

    By resolution of our Board of Directors, we may, without any further vote or action by our shareholders, authorize and issue, subject to limitations prescribed by law, an aggregate of two million shares of preferred stock. The preferred stock may be issued in one or more classes or class. With respect to any classes or class, the Board may determine the designation and the number of shares,

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
preferences, limitations and special rights, including dividend rights, conversion rights, voting rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay, defer or prevent a change of control. Prior to this offering, we had no shares of preferred issued and outstanding.

   DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW
                                   PROVISIONS

    Provisions of Delaware law and our certificate of incorporation and by-laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and Directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Art Renaissance to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals because negotiation could result in an improvement of their terms.

    We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

    - the Board of Directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status;

    - when the stockholder became an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are Directors and also officers; or

    - at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

    A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

    Our certificate of incorporation and by-laws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of Directors. In addition, our certificate of incorporation permits the Board of Directors to issue preferred stock with voting or other rights without any stockholder action. Our certificate of incorporation provides for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of Directors will be elected at each annual meeting of stockholders. Each of the two other classes of Directors will continue to serve for the remainder of its respective three-year term. These provisions, which require the vote of stockholders holding at least a majority of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

                                 TRANSFER AGENT

    American Stock Transfer and Trust Company serves as our transfer agent.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this

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
offering because of contractual restriction on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

    Upon completion of the offering, we will have 8,400,000 outstanding shares of common stock and options to purchase 60,000 shares of common stock and warrants to purchase 120,500 shares of common stock, assuming no additional option grants or exercises after September 30, 1999. Of these shares, the 3,400,000 shares sold in the offering, plus any shares issued upon exercise of the underwriter's over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, Directors or 10% stockholders.

    The remaining 5,000,000 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted shares for sale, could adversely, affect the market price of the common stock.

    Our Directors, officers and security holders have entered into lock-up agreements in connection with this offering. These agreements provide that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of one year after the date of this prospectus. The shares subject to lock-up agreements may not be sold without the prior written consent of Auerbach, Pollak & Richardson, Inc. until these agreements expire, even if the shares are eligible for sale under the provisions of Rules 144, 144(k) and 701. Transfer will be permitted in the case of certain transfers to and among affiliates, and bona fide gifts. Taking into account the lock-up agreements, and assuming Auerbach, Pollak & Richardson, Inc. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

    - Beginning on the effective date of this prospectus, the shares sold in the offering will be immediately available for sale in the public market.

    - Beginning one year after the effective date, 450,048 shares will be eligible for sale pursuant to Rule 144(k), and 5,000,000 additional shares will be eligible for sale from time to time pursuant to Rule 144.

    In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - one percent of the number of shares of common stock then outstanding, which will equal approximately 84,000 shares immediately after the offering; or

    - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. A person may sell shares under Rule 144(k) and not be subject to the Rule 144 requirements if the person has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k)" shares may be sold immediately upon the completion of this offering.

                                 STOCK OPTIONS

    Immediately after this offering, we intend to file a registration statement under the Securities Act covering 2,000,000 shares of common stock reserved for issuance under our Stock Option Plan. As of September 30, 1999, options to purchase 60,000 shares of common stock were issued and outstanding. The registration statement is expected to become effective upon filing. Accordingly, shares registered under the registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the one year lock-up agreements expire.

                              PLAN OF DISTRIBUTION

    Subject to the terms and conditions of an underwriting agreement Auerbach, Pollak & Richardson, Inc. has agreed to purchase 3,400,000 shares of our common stock.

    The underwriting agreement provides that the obligations of the Underwriter to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by its counsel and to other specified conditions. The Underwriter is obligated to purchase and accept delivery of all the shares (other than those shares covered by the over-allotment option described below) if it purchases any of the shares.

    The Underwriter initially proposes to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a
concession not in excess of $    per share. The Underwriter may allow, and such
dealers may re-allow, a concession not in excess of $    per share on sales to
other dealers. After the initial offering of the shares to the public, the Underwriter may change the public offering price and such concessions at any time without notice.

    We have granted the Underwriter an option, exercisable for 45 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to 510,000 additional shares at the public offering price less the underwriting fees. The Underwriter may exercise such option solely to cover over-allotments, if any, made in connection with this offering.

    We have agreed to indemnify the Underwriter against specified civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriter may be required to make in respect of any of those liabilities.

    The Underwriter has reserved for sale, at the initial public offering price, up to 50,000 shares of the common stock for employees, Directors and other persons associated with us who have expressed an interest in purchasing such shares of common stock in this offering. The number of shares of common stock available for sale to the general public in this offering will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the Underwriter to the general public on the same terms as the other shares offered hereby.

    We estimate that expenses of the offering will total $600,000.

    We have agreed to pay the Underwriter a non-accountable expense allowance of 2% of the aggregate offering price of the common stock offered by this prospectus (including any common stock purchased pursuant to the Underwriter's over-allotment option), of which we will have already paid $50,000 at filing. We have also agreed to pay all expenses in connection with qualifying the common stock offered by this prospectus for sale under the laws of such states as the Underwriter may designate, if required, including the expenses of counsel retained for such purposes by the Underwriter.

    We have also agreed pursuant to the Underwriting Agreement to allow the Underwriter to designate an observer to the Board of Directors for a period of three years. The individual selected by the Underwriter will be entitled to attend all our Board of Directors' meetings.

    We have agreed to sell to the Underwriter and its designees, Underwriter's Warrants to purchase up to 238,000 shares of common stock at an exercise price per share equal to 125% of the initial public offering price per share of the common stock offered hereby. The Underwriter's Warrants may not be transferred, except during a one year period commencing on the Effective Date to officers of the Underwriter, and thereafter to officers or employees who are stockholders of the Underwriter, and are exercisable during the four-year period commencing one year from the date of the Prospectus (the "Warrant Exercise Term.")

    During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the common stock. To the extent that the Underwriter's Warrants are exercised or exchanged, dilution to the interests of our stockholders will occur. Further, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriter's Warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants or the underlying shares of common stock may be deemed additional underwriting compensation. The Underwriter's Warrants provide for reductions, which in certain circumstances could be material, in the exercise price of the Underwriter's Warrants upon the occurrence of certain events, including adjustment of the type of securities issuable upon exercise of the Underwriter's Warrants to reflect changes in the common stock and to reflect stock dividends, stock splits and mergers, recapitalizations or sale of assets. We have agreed to register the Underwriter's Warrants and the underlying shares of common stock under the Securities Act on one occasion during the Warrant Exercise Term and to include such Underwriter's Warrants and shares in any appropriate registration statement that is filed by us during the Warrant Exercise Term.

    We have agreed to grant the Underwriter for three years from this offering a right of first refusal to act as manager, placement agent or investment banker for proposed public or private offerings of our securities and certain other transactions. In addition, we will pay the Underwriter a finder's fee if the Underwriter introduces potential strategic partners to us during the three year period and we consummate a transaction with any of them.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price has been arbitrarily determined by negotiation between us and the Underwriter. In determining the offering price, we and the Underwriter considered, among other things, market prices of similar securities of comparable publicly traded companies, the financial condition and operating information of companies engaged in activities similar to ours, our financial condition and prospects and the general condition of the securities market.

    In connection with the offering, the Underwriter and selling group members (if any) and its affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase common stock for the purpose of stabilizing its market price. The Underwriter also may create a short position for the account of the Underwriter by selling more common stock in connection with this offering than it is committed to purchase from us, and in such case may purchase common stock in the open market following completion of this offering to cover all or a portion of such short position. In addition, the Underwriter may impose "penalty bids" under contractual arrangements whereby it may reclaim from a dealer participating in this offering for its account, the selling concession with respect to the common stock that is distributed in this offering but subsequently purchased for its account in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the common stock at a level about that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any is undertaken, may be discounted at any time.

    The Underwriter has advised us that it does not intend to confirm sales to any account over which it exercises discretionary authority.

    Other than in the United States, no action has been taken by us or the Underwriter that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Morrison Cohen Singer & Weinstein, LLP, New York, New York. Certain legal matters will be passed upon for the Underwriter by Coleman, Rhine & Goodwin LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Art Renaissance, Inc. and subsidiaries at January 31, 1998 and 1999 and for each of the three years in the period ended January 31, 1999 and the financial statements of MCM Limited Partnership at and for each of the years ended January 31, 1996 and 1997 contained in this prospectus and registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their reports (both of which contain an explanatory paragraph regarding the ability to continue as a going concern), which are included in this prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed a registration statement on Form S-1 for the common stock we are offering by this prospectus with the Securities and Exchange Commission, Washington, D.C. This prospectus does not include all of the information contained in the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to our company and our common stock offered hereby reference is made to the registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Room at 450 fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. Additional information may also be obtained by calling the Commission at 1-800-SEC-0330 and on-line at the Commission's Website at WWW.SEC.GOV.

    We intend to furnish our stockholders with annual reports containing financial statements audited by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                     ART RENAISSANCE, INC. AND SUBSIDIARIES
                  YEARS ENDED JANUARY 31, 1997, 1998 AND 1999
                AND THE SIX MONTHS ENDED JULY 31, 1998 AND 1999

Report of independent certified public accountants..............................        F-2

Consolidated financial statements:
  Balance sheets................................................................        F-3
  Statements of operations......................................................        F-4
  Statements of capital deficit.................................................        F-5
  Statements of cash flows......................................................        F-6
  Notes to consolidated financial statements....................................   F-7-F-19

MCM LIMITED PARTNERSHIP (CERTAIN ASSETS ACQUIRED BY ART RENAISSANCE, INC. ON MAY
                                   31, 1997)
                     YEARS ENDED JANUARY 31, 1996 AND 1997
                AND THE FOUR MONTHS ENDED MAY 31, 1996 AND 1997

Report of independent certified public accountants..............................       F-20

Financial statements
  Balance sheets................................................................       F-21
  Statements of operations......................................................       F-22
  Statements of changes in partners' capital....................................       F-23
  Statements of cash flows......................................................       F-24
  Notes to financial statements.................................................  F-25-F-28

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Art Renaissance, Inc. and Subsidiaries
New York, New York

    We have audited the accompanying consolidated balance sheets of Art Renaissance, Inc. and Subsidiaries as of January 31, 1998 and 1999, and the related consolidated statements of operations, capital deficit and cash flows for each of the three years in the period ended January 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Art Renaissance, Inc. and Subsidiaries as of January 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1999, in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant losses. At January 31, 1999, the Company had a deficiency in working capital and a capital deficit. These conditions raise substantial doubt as to the ability of the Company to continue as a going concern. Management's plans in regard to these matters are discussed in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BDO Seidman, LLP

New York, New York

September 24, 1999

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                             JANUARY 31,
                                                                    -----------------------------
                                                                        1998            1999       JULY 31, 1999
                                                                    -------------  --------------  --------------
                                                                                                    (UNAUDITED)
ASSETS
CURRENT:
  Receivables from credit card companies..........................  $     197,799  $      236,295  $      346,551
  Inventories (Notes 2, 5, 6(e) and 13(b))........................      7,819,615       6,470,127       7,091,818
  Prepaid expenses and other current assets.......................        795,246         339,790         471,360
                                                                    -------------  --------------  --------------
    Total current assets..........................................      8,812,660       7,046,212       7,909,729
Property and equipment, at cost, less accumulated depreciation and
  amortization (Note 3)...........................................      1,589,899       1,287,019         939,420
Goodwill, less accumulated amortization of $20,964, $52,410 and
  $68,133 (Note 9)................................................        922,409         890,963         875,240
Security deposits and other.......................................        219,525         280,640         358,027
                                                                    -------------  --------------  --------------
                                                                    $  11,544,493  $    9,504,834  $   10,082,416
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------
LIABILITIES AND CAPITAL DEFICIT
CURRENT LIABILITIES:
  Checks drawn against future deposits............................  $     546,219  $      266,845  $      229,389
  Accounts payable and accrued expenses...........................      4,442,830       5,396,162       5,902,086
  Short-term notes payable (Note 4)...............................      4,914,932       5,711,532       3,318,534
  Current portion of long-term debt (Note 5)......................      1,683,986       4,193,062       4,144,463
  Due to related parties, current portion (Note 6)................         50,004          50,004         475,004
  Customer deposits...............................................      2,259,326       2,200,321       1,697,287
                                                                    -------------  --------------  --------------
    Total current liabilities.....................................     13,897,297      17,817,926      15,766,763
Long-term debt (Note 5)...........................................      2,328,102              --              --
Due to related parties (Note 6)...................................      3,129,790       3,133,317       1,809,954
                                                                    -------------  --------------  --------------
    Total liabilities.............................................     19,355,189      20,951,243      17,576,717
                                                                    -------------  --------------  --------------
COMMITMENTS AND CONTINGENCIES (NOTES 7 AND 14)
CAPITAL DEFICIT:
  Preferred stock, $.01 par value--shares authorized 2,000,000;
    none issued and outstanding...................................             --              --              --
  Common stock, $.01 par value--shares authorized 40,000,000;
    issued and outstanding 2,589,068, 2,589,068 and 4,758,779
    (Notes 6(a), 6(c) and 8)......................................         25,891          25,891          47,588
  Additional paid-in capital......................................      1,924,109       1,924,109       7,587,463
  Deficit.........................................................     (9,760,696)    (13,396,409)    (15,129,352)
                                                                    -------------  --------------  --------------
    Capital deficit...............................................     (7,810,696)    (11,446,409)     (7,494,301)
                                                                    -------------  --------------  --------------
                                                                    $  11,544,493  $    9,504,834  $   10,082,416
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 YEAR ENDED JANUARY 31,              SIX MONTHS ENDED JULY 31,
                                       -------------------------------------------  ----------------------------
                                           1997          1998(A)         1999           1998           1999
                                       -------------  -------------  -------------  -------------  -------------

                                                                                            (UNAUDITED)
Sales................................  $  12,072,450  $  23,689,721  $  23,127,507  $  12,848,259  $  10,799,740
Cost of goods sold (Note 10).........      5,489,917     10,261,768     10,274,413      5,577,154      4,998,160
                                       -------------  -------------  -------------  -------------  -------------
      Gross profit...................      6,582,533     13,427,953     12,853,094      7,271,105      5,801,580
                                       -------------  -------------  -------------  -------------  -------------
Operating expenses:
  Selling expenses...................      2,182,624      4,988,228      4,792,435      2,847,415      2,222,629
  General and administrative expenses
    (Note 6(a))......................      6,392,426      8,567,930      9,757,757      4,795,562      4,263,716
  Depreciation and amortization......        288,134        496,174        653,049        314,560        393,415
                                       -------------  -------------  -------------  -------------  -------------
      Total operating expenses.......      8,863,184     14,052,332     15,203,241      7,957,537      6,879,760
                                       -------------  -------------  -------------  -------------  -------------
      Loss from operations...........     (2,280,651)      (624,379)    (2,350,147)      (686,432)    (1,078,180)
Interest expense.....................        451,823        957,792      1,285,566        645,218        654,763
                                       -------------  -------------  -------------  -------------  -------------
      Loss before extraordinary
        gain.........................     (2,732,474)    (1,582,171)    (3,635,713)    (1,331,650)    (1,732,943)
Extraordinary gain from early
  extinguishment of debt (Note 11)...      3,781,073             --             --             --             --
                                       -------------  -------------  -------------  -------------  -------------
Net income (loss)....................  $   1,048,599  $  (1,582,171) $  (3,635,713) $  (1,331,650) $  (1,732,943)
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Basic and diluted net income (loss)
  per share:
  Loss before extraordinary gain.....  $       (1.06) $        (.61) $       (1.40) $        (.51) $        (.45)
  Extraordinary gain from early
    extinguishment of debt...........           1.47             --             --             --             --
                                       -------------  -------------  -------------  -------------  -------------
      Net income (loss)..............  $         .41  $        (.61) $       (1.40) $        (.51) $        (.45)
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Weighted average common shares
  outstanding--basic and diluted.....      2,589,068      2,589,068      2,589,068      2,589,068      3,835,818
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------

------------------------

(a) Includes the results of operations of Merrill Chase galleries from June 1, 1997 (see Note 9).

          See accompanying notes to consolidated financial statements.

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CAPITAL DEFICIT

 YEARS ENDED JANUARY 31, 1997, 1998 AND 1999 AND SIX MONTHS ENDED JULY 31, 1999
                                  (UNAUDITED)

                                                  COMMON STOCK         ADDITIONAL
                                             -----------------------    PAID-IN
                                               SHARES     PAR VALUE     CAPITAL        DEFICIT          TOTAL
                                             ----------  -----------  ------------  --------------  --------------
BALANCE, FEBRUARY 1, 1996..................   2,589,068   $  25,891   $  1,924,109  $   (9,227,124) $   (7,277,124)
Net income for the year....................          --          --             --       1,048,599       1,048,599
                                             ----------  -----------  ------------  --------------  --------------
BALANCE, JANUARY 31, 1997..................   2,589,068      25,891      1,924,109      (8,178,525)     (6,228,525)
Net loss for the year......................          --          --             --      (1,582,171)     (1,582,171)
                                             ----------  -----------  ------------  --------------  --------------
BALANCE, JANUARY 31, 1998..................   2,589,068      25,891      1,924,109      (9,760,696)     (7,810,696)
Net loss for the year......................          --          --             --      (3,635,713)     (3,635,713)
                                             ----------  -----------  ------------  --------------  --------------
BALANCE, JANUARY 31, 1999..................   2,589,068      25,891      1,924,109     (13,396,409)    (11,446,409)
Exercise of warrants (Notes 6(a) and
  13(b))...................................     439,699       4,397        373,753              --         378,150
Shares issued as deferred
  financing costs (Note 13(b)).............      25,871         259         21,991              --          22,250
Shares issued for the purchase of inventory
  (Notes 6(e) and 13(b))...................     833,321       8,333      1,357,629              --       1,365,962
Shares issued as repayment of
  long-term debt (Notes 4(a) and 13(b))....     511,867       5,119      2,298,281              --       2,303,400
Shares issued as repayment of
  amounts due to a related party
  (Notes 6(a) and 13(b))...................     358,953       3,589      1,611,700              --       1,615,289
Net loss for the six months................          --          --             --      (1,732,943)     (1,732,943)
                                             ----------  -----------  ------------  --------------  --------------
BALANCE, JULY 31, 1999 (UNAUDITED).........   4,758,779   $  47,588   $  7,587,463  $  (15,129,352) $   (7,494,301)
                                             ----------  -----------  ------------  --------------  --------------
                                             ----------  -----------  ------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

                             ART RENAISSANCE, INC.

                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (NOTE 13)

                                                                                       SIX MONTHS ENDED JULY
                                                         YEAR ENDED JANUARY 31,                 31,
                                                    ---------------------------------  ----------------------
                                                      1997      1998(A)       1999        1998        1999
                                                    ---------  ----------  ----------  ----------  ----------

                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................  $1,048,599 $(1,582,171) $(3,635,713) $(1,331,650) $(1,732,943)
                                                    ---------  ----------  ----------  ----------  ----------
  Adjustments to reconcile net income (loss) to
    net cash used in operating activities:
    Depreciation and amortization.................    288,134     496,174     653,049     314,560     393,415
    Gain from early extinguishment of debt........  (3,781,073)         --         --          --          --
    Changes in assets and liabilities, net of
      acquisition of business in 1998:
      Decrease (increase) in:
        Receivables from credit card companies....    154,598     (75,292)    (38,496)   (132,998)   (110,256)
        Inventories...............................    648,564  (1,328,156)  1,349,488     557,760     744,271
        Prepaid expenses and other current
          assets..................................   (187,208)   (331,935)    455,456    (196,296)    (64,197)
        Security deposits and other...............      8,997     (28,887)    (61,115)    (31,017)    (77,387)
      Increase (decrease) in:
        Checks drawn against future deposits......    250,840      84,529    (279,374)    173,485     (37,456)
        Accounts payable and accrued expenses.....    297,162     625,715     953,332    (264,607)    460,801
        Customer deposits.........................    241,698     157,518     (59,005)     12,735    (503,034)
                                                    ---------  ----------  ----------  ----------  ----------
          TOTAL ADJUSTMENTS.......................  (2,078,288)   (400,334)  2,973,335    433,622     806,157
                                                    ---------  ----------  ----------  ----------  ----------
          NET CASH USED IN OPERATING ACTIVITIES...  (1,029,689) (1,982,505)   (662,378)   (898,028)   (976,786)
                                                    ---------  ----------  ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................     (9,198)    (44,757)   (318,723)     (3,388)    (30,093)
  Acquisition of business.........................         --  (1,020,586)         --          --          --
                                                    ---------  ----------  ----------  ----------  ----------
          NET CASH USED IN INVESTING ACTIVITIES...     (9,198) (1,065,343)   (318,723)     (3,388)    (30,093)
                                                    ---------  ----------  ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term notes payable..........         --   3,664,932     925,134     875,000          --
  Proceeds from long-term debt....................    500,000     600,000     875,000     790,000      46,360
  Repayments of short-term notes payable..........         --          --    (128,534)         --          --
  Repayments of long-term debt....................   (188,449)   (553,963)   (694,026)   (606,411)    (94,959)
  Due to related parties..........................    727,336    (663,121)      3,527    (157,173)  1,005,478
                                                    ---------  ----------  ----------  ----------  ----------
          NET CASH PROVIDED BY FINANCING
            ACTIVITIES............................  1,038,887   3,047,848     981,101     901,416     956,879
NET CHANGE IN CASH................................         --          --          --          --          --
CASH, BEGINNING OF PERIOD.........................         --          --          --          --          --
                                                    ---------  ----------  ----------  ----------  ----------
CASH, END OF PERIOD...............................  $      --  $       --  $       --  $       --  $       --
                                                    ---------  ----------  ----------  ----------  ----------
                                                    ---------  ----------  ----------  ----------  ----------

------------------------

(a) Includes the cash flows of Merrill Chase galleries from June 1, 1997 (see
    Note 9)

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF ACCOUNTING POLICIES

    BUSINESS

    Art Renaissance, Inc. and Subsidiaries (the "Company") markets original fine art, limited edition sculptures and limited edition serigraphs, and promotes artists through its twelve Company-owned galleries in premier destination cities throughout the United States, operating under either Merrill Chase, Dyansen or Galerie Renaissance names. The Company has also hosted auctions in cities nationwide and maintains a website where it markets fine art, specialty collectibles and related items. A substantial portion of inventory is produced at the Company's foundry or under contract specifically for the Company.

    OPERATING CYCLE

    The period of time from the acquisition to the sale of certain inventory customarily exceeds one year. Additionally, a portion of inventory is subject to holding periods in excess of one year. Accordingly, the operating cycle of the business is in excess of one year.

    BASIS OF PRESENTATION

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced significant losses and negative cash flows from operations for the years ended January 31, 1997, 1998 and 1999 and the six months ended July 31, 1999, which have resulted in a deficiency in working capital of approximately $7,857,000 and a capital deficit of approximately $7,494,000 as of July 31, 1999.

    There can be no assurance that the Company will be able to continue as a going concern in view of its weakened financial condition. The Company's continued existence is dependent upon a capital infusion either through a private placement or the successful completion of its contemplated initial public offering (the "IPO"). Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to significantly contract or cease operations. The Company is dependent upon the proceeds of the IPO to further develop its long-term business plan. Until the IPO can be concluded, the Company will continue to seek financing for working capital.

    These factors raise substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

    UNAUDITED INTERIM FINANCIAL STATEMENTS

    The consolidated financial statements as of July 31, 1999 and for the six months ended July 31, 1998 and 1999 are presented as unaudited but, in the opinion of management, include all adjustments necessary to present fairly the information set forth therein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for a full year.

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
    INVENTORIES

    Inventories, consisting primarily of finished artwork, are valued at the lower of cost (specific identification method) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using accelerated methods over prescribed periods for tax purposes and the straight-line method for financial reporting purposes over the following estimated useful lives:

                                                                                    YEARS
                                                                               ---------------
Furniture, fixtures and equipment............................................        5-7
Leasehold improvements.......................................................   Term of lease

    REVENUE RECOGNITION AND CUSTOMER DEPOSITS

    Revenue is recognized after orders are (i) paid in full and (ii) merchandise is either shipped to customers or available for pick up by customers. Customer deposits included in current liabilities represent prepayments for merchandise subject to orders on which sales have not yet been recorded.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

    NET LOSS PER SHARE

    During 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share", which provides for the calculation of "basic" and "diluted" earnings
(loss) per share. This statement is effective for financial statements issued for periods ending after December 15, 1997. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options. As required by this statement, all periods presented have been restated to comply with the provisions of SFAS No. 128. The computation of basic net income (loss) per share is based on the weighted average number of common shares outstanding during the period. The common stock equivalents which would arise from the exercise of warrants are excluded from calculation of diluted income (loss) per share since their effect is anti-dilutive. Therefore, the amounts reported for basic and diluted income (loss) per share are the same.

    LONG-LIVED ASSETS

    The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" as of January 1, 1996.

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
    ACQUISITIONS

    The net assets of businesses purchased are recorded at their fair value at the acquisition date and the consolidated financial statements include their operations from that date. Any excess of acquisition costs over the fair value of identifiable net assets acquired is included in goodwill and is amortized on a straight-line basis over its estimated useful life. As discussed in Note 9, goodwill arising from the acquisition of the Merrill Chase galleries is amortized over 30 years.

    INCOME TAXES

    The Company recognizes deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The Company has provided a full valuation allowance for deferred tax assets.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of financial instruments, including short-term notes payable, long-term debt and amounts due to related parties, approximate fair value as of January 31, and July 31, 1999 due to the relatively short maturities of the instruments.

    COMPREHENSIVE INCOME

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS in 1998; however, as of July 31, 1999 there were no components of comprehensive income for disclosure for any of the periods presented.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations, financial position or cash flows.

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. INVENTORIES

    Inventories are summarized as follows:

                                                             JANUARY 31,
                                                      --------------------------    JULY 31,
                                                          1998          1999          1999
                                                      ------------  ------------  ------------
                                                                                  (UNAUDITED)
Raw materials.......................................  $     87,393  $     40,194  $     38,063
Work-in-process.....................................       490,804       389,577       271,910
Finished goods......................................     7,241,418     6,040,356     6,781,845
                                                      ------------  ------------  ------------
                                                      $  7,819,615  $  6,470,127  $  7,091,818
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Finished goods consist primarily of sculptures, paintings and graphics. The inventories are held as collateral in connection with the Company's short-term notes payable and long-term debt (see Notes 4 and 5).

3. PROPERTY AND EQUIPMENT

    Major classes of property and equipment are as follows:

                                                             JANUARY 31,
                                                      --------------------------    JULY 31,
                                                          1998          1999          1999
                                                      ------------  ------------  ------------
                                                                                  (UNAUDITED)
Furniture, fixtures and equipment...................  $    980,711  $  1,150,030  $  1,143,623
Leasehold improvements..............................     2,051,450     2,200,854     2,237,354
                                                      ------------  ------------  ------------
                                                         3,032,161     3,350,884     3,380,977
Less: Accumulated depreciation and amortization.....     1,442,262     2,063,865     2,441,557
                                                      ------------  ------------  ------------
                                                      $  1,589,899  $  1,287,019  $    939,420
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

4. SHORT-TERM NOTES PAYABLE

    Notes payable consists of the following:

                                                             JANUARY 31,
                                                      --------------------------    JULY 31,
                                                          1998          1999          1999
                                                      ------------  ------------  ------------
                                                                                  (UNAUDITED)
Notes payable--banks(a).............................  $  4,514,932  $  4,521,532  $  2,128,534
Note payable(b).....................................       400,000       400,000       400,000
Note payable(c).....................................            --       790,000       790,000
                                                      ------------  ------------  ------------
                                                      $  4,914,932  $  5,711,532  $  3,318,534
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

------------------------

(a) Represents short-term notes payable to banks which have been refinanced from time to time and on which interest is payable monthly or quarterly at rates ranging from 8.5% to prime plus 3.0%. On July 19, 1999, short-term notes payable aggregating approximately $2,393,000 were repaid by the Chief Executive Officer via cash of approximately $90,000 and proceeds from the issuance of 511,867 shares of the Company's common stock, based on a price of $4.50 per share.

    Short term notes payable of approximately $1,629,000 and $500,000 are due in December 1999 and January 2001, respectively. The notes are secured by substantially all of the assets of the Company

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. SHORT-TERM NOTES PAYABLE (CONTINUED)
    and are guaranteed by the Chief Executive Officer and companies affiliated with the Chief Executive Officer. In addition, the notes of approximately $1,629,000 are further secured by the personal assets of the Company's Chief Executive Officer and the note of approximately $500,000 is further secured by the personal assets of a minority shareholder and Director of the Company.

(b) Represents a short-term note payable that was originally signed in May 1997 and has been refinanced from time to time. The note currently bears interest at 10% and is due on the earlier of the receipt by the Company of the proceeds from the proposed IPO or March 2000. The note is guaranteed by the Chief Executive Officer and is collateralized by personal assets of both the Chief Executive Officer and companies affiliated with the Chief Executive Officer. Accrued interest of approximately $71,000 was paid via the issuance of the Company's common stock in September 1999 (see Note 5(b)).

(c) Represents a one-year note payable that was originally signed in May 1998. The note currently bears interest at 11% and the Company is attempting to negotiate an extension of the loan to provide for repayment on the earlier of the receipt by the Company of the proceeds from the proposed IPO or June 2000.

5. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                           JANUARY 31,
                                                   ----------------------------    JULY 31,
                                                       1998           1999           1999
                                                   -------------  -------------  -------------
                                                                                  (UNAUDITED)
Loan payable to bank in monthly installments of
  $15,000 plus interest at 2.5% above the bank's
  prime rate with a final payment of $905,000 due
  on December 31, 1999 in accordance with
  Amendment and Waiver Agreement signed July 30,
  1999(a)........................................  $   1,250,000  $   1,070,000  $     980,000
Notes payable with interest at 10% payable
  quarterly(b)...................................        600,000      1,475,000      1,475,000
Amount payable under Merrill Chase acquisition
  agreement with interest imputed at 10.5% plus
  interest at 10% on late payments(c)............      2,135,924      1,643,103      1,689,463
Other............................................         26,164          4,959             --
                                                   -------------  -------------  -------------
    Total........................................      4,012,088      4,193,062      4,144,463
Less: Current portion............................     (1,683,986)    (4,193,062)    (4,144,463)
                                                   -------------  -------------  -------------
Long-term portion................................  $   2,328,102  $          --  $          --
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. LONG-TERM DEBT (CONTINUED)
------------------------

(a) The Amendment and Waiver Agreement provided for an increase in the interest rate effective July 31, 1999 to prime plus 3%. The loan is secured by the assets of the Company, as well as the personal assets of the Company's major shareholder and Chief Executive Officer. It is also guaranteed by the Chief Executive Officer.

(b) In September 1999, the Company entered into an agreement with one of the note holders which provides for the repayment of $1,100,000 of the notes from the proceeds of the proposed IPO and is attempting to negotiate a similar settlement with the other holder of a note for $375,000. If the offering does not occur within six months of the date of the Agreement, the Company will be in default on these loans. The Company's major shareholder and the Chief Executive Officer have guaranteed these notes and have pledged certain assets to secure payment.

    The agreements, including the agreement being negotiated, which encompass the short-term note payable described in Note 4(c), provide for the payment of interest of approximately $346,000 via the issuance in September 1999 of 53,205 shares of the Company's common stock. The agreements further provide for the issuance in September 1999 of 188,016 shares of the Company's common stock as satisfaction for the cancellation of all remaining outstanding warrants held by the note holders. In September 1999, the Company incurred an additional interest charge of $168,885 relating to these issuances.

(c) The liability for the consigned inventory (Notes 1 and 9) was guaranteed by the Company's major shareholder and Chief Executive Officer. In January 1998, the amount payable under the acquisition agreement with MCM Limited Partnership ("MCM") was modified to increase the amount of the installment payments and reduce the remaining payment term from 54 months to 20 months.

    As of January 31, 1999, the Company had not made the required payments under the amended agreement. Accordingly, MCM filed a lawsuit against the guarantor. The guarantor and MCM signed a Compromise Agreement on September 10, 1999, whereby the Company will pay weekly payments of $12,500 beginning October 15, 1999 and such payments shall continue through January 28, 2000. With the entire balance due on or before January 31, 2000, the compromise amount is $1,933,606 and includes interest and plaintiff's legal fees of approximately $211,000 and $60,000, respectively. The Company plans to pay the balance due from the proceeds of the proposed IPO.

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. DUE TO RELATED PARTIES

    Due to related parties consist of the following:

                                                           JANUARY 31,
                                                    --------------------------    JULY 31,
                                                        1998          1999          1999
                                                    ------------  ------------  ------------
Loan payable to Venture Funding Ltd. (a)..........  $    739,243  $    776,198  $         --
Advances to Venture
  Funding Ltd. (a)................................       975,821       869,833       274,673
Note payable (b)..................................     1,202,137     1,328,868     1,151,865
Loan payable to Director nominee (f)..............       262,593       208,422       183,420
Note payable to Director nominee (h)..............            --            --       250,000
Note payable to Director (g)......................            --            --       425,000
                                                    ------------  ------------  ------------
    Total.........................................     3,179,794     3,183,321     2,284,958
Less: Current portion.............................       (50,004)      (50,004)     (475,004)
                                                    ------------  ------------  ------------
Long-term portion.................................  $  3,129,790  $  3,133,317  $  1,809,954
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------

    (a) Included in due to related parties at January 31, 1999 is approximately $1,646,000 which is due to Venture Funding Ltd. and its subsidiary, which are owned by the Chief Executive Officer of the Company. Of this amount, approximately $776,000 represents interest-bearing loans at rates of prime plus 2% (approximately 10.5% at January 31, 1999).

    Venture Funding Ltd. provides management services to the Company which include consultation and direct management assistance with respect to strategic planning, operations and other aspects of the business of the Company. Fees billed to the Company amounted to $300,000 for each of the years ended January 31, 1997, 1998 and 1999, respectively and $150,000 for the six months ended July 31, 1999.

    In February 1999, the Company repaid $200,000 of liabilities relating to such services via the net issuance relating to the exercise of warrants to purchase 232,553 shares of the Company's common stock.

    In July 1999, liabilities aggregating approximately $1,615,000 were converted into 358,953 shares of the Company's common stock.

    (b) Represents a loan plus interest of approximately $1,329,000 at January 31, 1999 from a family member of the Chief Executive Officer of the Company. The loan bears interest at prime plus 2%. The loan is due on the second anniversary of the successful completion of the proposed IPO subject to prepayment on the 18th month anniversary of the successful completion of the proposed IPO, which is subject to certain events.

    (c) As described in Notes 4 and 5, short-term notes payable and long-term debt plus accrued interest aggregating approximately $7,973,000 at July 31, 1999 is collateralized and guaranteed by the Chief Executive Officer of the Company.

    (d) At July 31, 1999, the Chief Executive Officer of the Company has guaranteed liabilities under contracts with various artists or their representatives and vendors aggregating $635,000.

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. DUE TO RELATED PARTIES (CONTINUED)
    (e) In February 1999, the Company purchased inventories with fair market value of $2,499,819 but is carried at $1,365,962 in the financial statements, reflecting the transferor's historical cost of such inventories in exchange for 833,321 shares of the Company's common stock.

    (f) The Company has a loan payable aggregating $208,422 and $183,420 at January 31 and July 31, 1999, respectively, from a vendor whose president is a Director-nominee of the Company. The loan payable relates to the purchase of art and is payable in monthly installments of $4,167 through June 2003.

    (g) In March 1999, the Company borrowed $425,000 from one of its Directors for a sixty-day period. While all accrued interest has been paid, the Company has not repaid the $425,000 principal and is therefore in default.

    (h) In April 1999, the Company borrowed $250,000 from a vendor whose president is a Director-nominee of the Company. The loan is due in April 2001, with interest payable monthly at 19%.

7. COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES

    The Company leases gallery, office, warehouse and manufacturing space under noncancellable operating leases expiring at various dates through 2009. Certain of these leases contain renewal options. Certain gallery leases provide for contingent rents based on percentage of sales. Minimum rental commitments are as follows:

YEAR ENDING                                                    JANUARY 31,     JULY 31,
------------------------------------------------------------  -------------  -------------
2000........................................................  $   3,097,000  $   1,610,000(a)
2001........................................................      2,878,000      2,878,000
2002........................................................      2,809,000      2,809,000
2003........................................................      2,481,000      2,481,000
Thereafter..................................................      6,847,000      6,847,000
                                                              -------------  -------------
  Total.....................................................  $  18,112,000  $  16,625,000
                                                              -------------  -------------
                                                              -------------  -------------

------------------------

(a) Represents minimum lease commitments for the period August 1, 1999 through January 31, 2000.

    Leases provide for the payment of rent escalations and real estate taxes. Total rent expense for the years ended January 31, 1997, 1998 and 1999 was approximately $1,943,000, $2,873,000 and $3,516,000, respectively. Total rent expense for the six months ended July 31, 1998 and 1999 was approximately $1,734,000 and $1,738,000, respectively.

    EMPLOYMENT AGREEMENTS

    During September 1999, the Company executed employment contracts with two senior executives for future services that vary in length up to four years, for which the Company has a minimum commitment aggregating approximately $1 million.

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    LEGAL PROCEEDINGS

    From time to time the Company has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of business. Such claims, even if lacking merit, could require the use of significant financial and managerial resources.

    MCM Limited Partnership ("MCM"), the prior owner of Merrill Chase galleries filed a lawsuit in the Circuit Court of Cook County, Illinois on December 29, 1998 against the Chief Executive Officer, as guarantor of the Company's obligations, alleging that as of January 31, 1999, the Company had not made the required payment under the Asset Purchase and Consignment Agreement dated May 31, 1997, as amended on January 29, 1998 (the "Consignment Agreement"). Pursuant to the Consignment Agreement, the liability for consigned inventory was guaranteed by the Chief Executive Officer. On September 10, 1999, the Company signed a compromise agreement with the Chief Executive Officer and MCM whereby the Company will pay a compromise amount of $1,933,606 by January 31, 2000. The Company plans to pay this amount from the proceeds of the initial public offering.

    In June 1999, a penalty judgment was entered in favor of the landlord at the Company's former Beverly Hills gallery in the Superior Court of the State of California for the amount of $360,000. The Company believes that it has defenses against the enforcement of this judgement, but rather than litigating the matter, a settlement has been reached in the amount of $65,000 and as of September 30, 1999, $30,000 remains unpaid.

    The landlord of the Company's San Francisco gallery filed a lawsuit in Superior Court of California in June 1999 against a wholly-owned subsidiary of the Company, for non-payment of rent. The Court granted the Company's Motion for Summary Judgment and settlement discussions are being held.

    The landlord for the Company's Hawaiian gallery filed a lawsuit in the District Court of the Third Circuit, South Kohola Division State of Hawaii in July 1999 against a wholly-owned subsidiary of the Company, for non-payment of rent. The landlord is also claiming that the lease has been terminated. The Company believes the lease does not expire until August 31, 2000. An October 3, 1999 trial date has been set and the Company will attempt to reach a settlement before trial.

    The landlord for the Company's Los Angeles warehouse filed a lawsuit in Municipal Court of California in August 1999 against a wholly-owned subsidiary of the Company for non-payment of rent. The case was scheduled for trial on September 14, 1999 but was dismissed by the plaintiff upon the Company's payment of outstanding rent.

    The landlord for the Company's Soho New York gallery filed a lawsuit in Civil Court of the City of New York against a wholly-owned subsidiary of the Company, in August 1999 for non-payment of rent. The landlord has agreed to a settlement whereby the arrears will be paid from the proceeds of this offering or other sources by March 31, 2000.

    In all landlord cases, the Company has included the liability for rent in the financial statements. However, for matters not resolved, there is no assurance that the Company will be able to maintain its presence in those locations.

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. STOCKHOLDERS' EQUITY

    STOCK SPLIT

    On September 24, 1999, the Company's Board of Directors approved a forward split of the common stock. The financial statements retroactively reflect the recording of the stock split as if it had occurred on February 1, 1996 and all references in the consolidated financial statements to average number of shares outstanding and per share amounts have been restated for all periods.

9. BUSINESS ACQUISITION

    On May 31, 1997, the Company entered into an asset purchase and inventory consignment agreement with MCM. The agreement provided that the Company purchase certain assets, including the Merrill Chase galleries, for cash payment of $1,020,586 plus the assumption of certain operating liabilities aggregating $1,497,467. The agreement also provided for the consignment of the inventory to the Company in exchange for guaranteed minimum payments of $2,791,581 over a five-year period (Notes 1 and 5(c)).

    The cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as follows:

Working capital.................................................  $  831,835
Property and equipment..........................................   1,061,070
Goodwill........................................................     943,373
Long-term debt..................................................  (1,815,692)
                                                                  ----------
                                                                  $1,020,586
                                                                  ----------
                                                                  ----------

    The following unaudited pro forma summary presents consolidated results of operations for the Company as if the acquisition had been consummated on February 1, 1996. Pro forma adjustments primarily include additional depreciation and amortization on excess purchase price allocated to property, equipment and goodwill, and additional interest expense related to debt incurred for the acquisition. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results of the Company.

YEAR ENDED JANUARY 31,                                               1997            1998
--------------------------------------------------------------  --------------  --------------
Sales.........................................................  $   21,996,245  $   26,713,712
Loss before extraordinary gain................................      (4,056,262)     (2,179,903)
Net loss......................................................        (275,189)     (2,179,903)

Loss per share before extraordinary gain......................          ($1.57)          ($.84)

Net loss per share (basic and diluted)........................           ($.11)          ($.84)

10. MAJOR SUPPLIERS

    Purchases from one artist accounted for approximately 26%, 17% and 22% of total art purchases for the years ended January 31, 1998 and 1999 and the six months ended July 31, 1998, respectively. In addition, purchases from a second artist accounted for approximately 13% of total art purchases during the six months ended July 31, 1999.

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. EXTRAORDINARY GAIN ON EARLY EXTINGUISHMENT OF DEBT

    In March, 1996, the Company settled a loan with a financial institution for the payment of $1,550,000, resulting in a gain on early extinguishment of debt of $3,781,073.

12. INCOME TAXES

    The Company reports the effects of income taxes under SFAS No. 109, "Accounting for Income Taxes". The objective of income tax reporting is to recognize (a) the amount of taxes payable or refundable for the current year and, (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial statements or tax returns. Under SFAS No. 109, the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. Realization of deferred tax assets is determined on a more-likely-than-not basis.

    The Company considers all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a net deferred tax asset. Judgment is used in considering the relative impact of negative and positive evidence. In arriving at these judgments, the weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified.

    The Company had net deferred tax assets of approximately $4,391,000 at January 31, 1999 primarily representing the tax consequences of benefits attributable to net operating loss carryforwards. The Company has experienced significant losses and negative cash flows from operations for the years ended January 31, 1997, 1998 and 1999, which have resulted in a deficiency in working capital of approximately $7,857,000 and a capital deficit of approximately $7,494,000 as of July 31, 1999. In addition, there can be no assurance that the Company will be able to continue as a going concern in view of its weakened financial condition. Accordingly, the Company provided a valuation allowance against its deferred tax assets for all periods presented.

    Due to the Company's net operating loss carryforwards and the valuation allowance provided against its deferred tax assets, no current or deferred income tax provision has been provided for any of the periods presented.

    A reconciliation of the Federal statutory rate to the provision for income taxes is as follows:

YEAR ENDED JANUARY 31,                              1997                    1998                     1999
-----------------------------------------  ----------------------  ----------------------  ------------------------
Federal income taxes (recoveries)
  computed at the statutory rate.........  $   367,010       35.0% $  (553,760)     (35.0)% $  (1,272,500)     (35.0)%
State income taxes, (recoveries) net of
  Federal benefit........................       45,090        4.3      (68,033)      (4.3)      (156,336)      (4.3)
(Increase) decrease in valuation
  allowance..............................     (414,660)     (39.5)     617,584       39.0      1,417,929       39.0
Other....................................        2,560         .2        4,209         .3         10,907         .3
                                           -----------  ---------  -----------  ---------  -------------  ---------
      Total provision for
        income taxes.....................  $        --         --% $        --         --% $          --         --%
                                           -----------  ---------  -----------  ---------  -------------  ---------
                                           -----------  ---------  -----------  ---------  -------------  ---------

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

12. INCOME TAXES (CONTINUED)

    Deferred tax assets (liabilities) at January 31, 1997, 1998 and 1999 are comprised of the following elements:

JANUARY 31,                                            1997           1998           1999
-------------------------------------------------  -------------  -------------  -------------
Net operating loss carryforwards.................  $   2,779,000  $   3,113,000  $   4,266,000
Depreciation and amortization....................         56,000        113,000        123,000
Other............................................             --          2,000          2,000
                                                   -------------  -------------  -------------
Gross deferred tax assets........................      2,835,000      3,228,000      4,391,000
Valuation allowance..............................     (2,835,000)    (3,228,000)    (4,391,000)
                                                   -------------  -------------  -------------
Net deferred tax assets..........................  $          --  $          --  $          --
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

    At January 31, 1999, a valuation allowance has been provided against the deferred tax assets since management cannot predict, based on the weight of available evidence, that it is more likely than not that such assets will be ultimately realized. The tax net operating loss carryforward of approximately $12,188,000, if not utilized, will expire between 2008 and 2019. Internal Revenue Code Section 382 provides for the limitation on the use of net operating loss carryforwards in years subsequent to significant changes in ownership, which limitations could significantly impact the Company's ability to utilize its net operating loss carryforward. As a result of certain transactions, including the Company's proposed IPO, changes in ownership may occur which might result in limitations of the utilization of net operating loss carryforwards. The extent of any limitations as a result of significant changes in ownership has not been determined by the Company.

13. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                  YEAR ENDED                  SIX MONTHS ENDED
                                                                 JANUARY 31,                      JULY 31,
                                                     ------------------------------------  ----------------------
                                                         1997         1998        1999        1998        1999
                                                     ------------  ----------  ----------  ----------  ----------

                                                                                                (UNAUDITED)
(A) CASH PAID DURING THE PERIOD FOR:
    Interest.......................................  $    263,151  $  319,262  $  645,292  $  330,247  $  363,561
    Income taxes...................................            --          --          --          --          --
(B) NONCASH FINANCING ACTIVITIES:

As discussed in Note 11, in March 1996, the Company settled a loan with a financial institution via the proceeds of a loan from a second financial institution for $1,550,000.

As discussed in Note 9, in May 1997, the Company paid a portion of the purchase price relating to the acquisition of MCM via the proceeds of a note payable for $2,441,239.

As discussed in Note 6(a), in February 1999, amounts due to related parties were paid via the issuance of 439,699 shares of the Company's common stock upon the net issuance of outstanding stock warrants.

In February 1999, the Company issued 25,871 shares of the Company's common stock as deferred financing costs valued at $22,250 to be recognized as expense upon the successful completion of the proposed IPO.

                             ART RENAISSANCE, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

13. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION (CONTINUED)
As discussed in Note 6(e) in February 1999, the Company purchased inventories carried at $1,365,962 from the Chief Executive Officer of the Company in exchange for 833,321 shares of the Company's common stock.

As discussed in Note 4(a), in July 1999, the Company repaid a portion of its short-term notes payable via the issuance of 511,867 of the Company's common stock valued at $2,303,400.

As discussed in Note 6(a), in July 1999, the Company repaid a portion of amounts due to a related party via the issuance of 358,953 shares of the Company's common stock valued at $1,615,289.

14. DEFINED CONTRIBUTION PLAN

    The Company has a salary deferral plan (401(k)) for its employees. Because of its losses to date, the Company has not made any matching contributions to the plan.

15. SUBSEQUENT EVENTS

    During August 1999, the Board of Directors of the Company adopted the 1999 Stock Option Plan. The Company has reserved 2,000,000 shares of common stock for issuance under the Plan. In connection with an employment contract with a senior executive, 60,000 options have been granted under the Plan.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Partners
MCM Limited Partnership
Schaumburg, Illinois

    We have audited the accompanying balance sheets of MCM Limited Partnership as of January 31, 1996 and 1997, and the related statements of operations, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MCM Limited Partnership at January 31, 1996 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that MCM Limited Partnership will continue as a going concern. As discussed in Note 2 to the financial statements, the Partnership has suffered recurring losses from operations that raise substantial doubt regarding the ability of MCM Limited Partnership to continue as a going concern. Management's plans in regard to this matter are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BDO Seidman, LLP
Chicago, Illinois
April 4, 1997, except for note 9, which is as of May 31, 1997

                            MCM LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                                                                 JANUARY 31,
                                                                          --------------------------    MAY 31,
                                                                              1996          1997          1997
                                                                          ------------  ------------  ------------
                                                                                                      (UNAUDITED)
Assets (Note 6)
Current Assets
  Cash..................................................................  $    102,149  $    408,335  $    315,416
  Accounts receivable...................................................        22,949        34,500        11,725
  Miscellaneous receivables.............................................        11,569         5,483        19,240
  Inventories...........................................................     4,753,401     4,419,528     4,133,492
  Prepaid expenses......................................................       309,040       260,596        90,743
                                                                          ------------  ------------  ------------
Total Current Assets....................................................     5,199,108     5,128,442     4,570,616
                                                                          ------------  ------------  ------------
Properties, net (Note 5)................................................       814,895       593,407       531,805
                                                                          ------------  ------------  ------------
Other Assets
  Intangibles, net of accumulated amortization of $524,733, $609,141 and
    635,649.............................................................     1,934,267     1,849,859     1,823,351
  Deposits..............................................................       100,548        88,548        73,986
                                                                          ------------  ------------  ------------
Total Other Assets......................................................     2,034,815     1,938,407     1,897,337
                                                                          ------------  ------------  ------------
                                                                          $  8,048,818  $  7,660,256  $  6,999,758
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

Liabilities and Partners' Capital
Current Liabilities
  Accounts payable......................................................  $    265,230  $    378,580  $    261,741
  Customers' deposits and credits.......................................       988,451     1,089,837     1,049,924
  Gift certificates outstanding.........................................        47,869        77,425        59,717
  Accrued liabilities...................................................       255,066       297,270       326,882
  Liability due to lease abandonment--current portion...................        79,530        79,530        79,530
  Notes payable (Note 6)................................................     4,504,561     3,994,839     3,994,839
                                                                          ------------  ------------  ------------
Total Current Liabilities...............................................     6,140,707     5,917,481     5,772,633
  Liability due to lease abandonment....................................       263,084       124,115        64,642
                                                                          ------------  ------------  ------------
Total Liabilities.......................................................     6,403,791     6,041,596     5,837,275
                                                                          ------------  ------------  ------------
Commitments (Notes 7 and 8).............................................

Partners' Capital.......................................................     1,645,027     1,618,660     1,162,483
                                                                          ------------  ------------  ------------
                                                                          $  8,048,818  $  7,660,256  $  6,999,758
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                See accompanying notes to financial statements.

                            MCM LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS

                                                               YEAR ENDED                   FOUR MONTHS
                                                              JANUARY 31,                  ENDED MAY 31,
                                                      ----------------------------  ----------------------------
                                                          1996           1997           1996           1997
                                                      -------------  -------------  -------------  -------------
                                                                                            (UNAUDITED)
Sales...............................................  $  10,105,578  $  10,649,784  $   3,103,224  $   3,292,101
Less refunds and exchanges..........................        775,612        725,989        233,435        268,110
                                                      -------------  -------------  -------------  -------------
Net sales...........................................      9,329,966      9,923,795      2,869,789      3,023,991
Cost of Sales.......................................      4,272,869      4,810,291      1,318,212      1,445,330
                                                      -------------  -------------  -------------  -------------
Gross profit on sales...............................      5,057,097      5,113,504      1,551,577      1,578,661
Direct expenses.....................................      4,682,683      4,514,728      1,431,843      1,420,938
                                                      -------------  -------------  -------------  -------------
Operating income before administrative expenses.....        374,414        598,776        119,734        157,723
Administrative expenses.............................      1,485,475      1,171,977        396,561        449,830
                                                      -------------  -------------  -------------  -------------
Operating loss......................................     (1,111,061)      (573,201)      (276,827)      (292,107)
                                                      -------------  -------------  -------------  -------------
Other (Income) Expense
  Interest income...................................         (9,218)        (5,882)            --         (1,930)
  Miscellaneous income..............................        (71,736)       (31,562)            --             --
  Interest expense (Note 4).........................        592,459        490,610        184,636        166,000
                                                      -------------  -------------  -------------  -------------
Total other expenses................................        511,505        453,166        184,636        164,070
                                                      -------------  -------------  -------------  -------------
Net loss............................................  $  (1,622,566) $  (1,026,367) $    (461,463) $    (456,177)
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

                See accompanying notes to financial statements.

                            MCM LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS CAPITAL

                                                                                        LIMITED
YEARS ENDED JANUARY 31, 1996 AND 1997                      GENERAL       LIMITED       PREFERRED
  AND THE FOUR MONTHS ENDED MAY 31, 1997                 PARTNERSHIP   PARTNERSHIP    PARTNERSHIP       TOTAL
-------------------------------------------------------  -----------  -------------  -------------  -------------

Balance, February 1, 1995..............................   $ (37,460)  $  (3,461,463) $   4,716,516  $   1,217,593

Capital Contribution...................................          --              --      2,050,000      2,050,000

Net Loss for the year..................................          --              --     (1,622,566)    (1,622,566)
                                                         -----------  -------------  -------------  -------------

Balance, January 31, 1996..............................     (37,460)     (3,461,463)     5,143,950      1,645,027

Capital Contribution...................................          --              --      1,000,000      1,000,000

Net Loss for the year..................................          --              --     (1,026,367)    (1,026,367)
                                                         -----------  -------------  -------------  -------------

Balance, January 31, 1997..............................     (37,460)     (3,461,463)     5,117,583      1,618,660

Net Loss for the four months (unaudited)...............          --              --       (456,177)      (456,177)
                                                         -----------  -------------  -------------  -------------

Balance, May 31, 1997 (unaudited)......................   $ (37,460)  $  (3,461,463) $   4,661,406  $   1,162,483
                                                         -----------  -------------  -------------  -------------
                                                         -----------  -------------  -------------  -------------

                See accompanying notes to financial statements.

                            MCM LIMITED PARTNERSHIP
                            Statements of Cash Flows

                                                                    YEAR ENDED              FOUR MONTHS ENDED
                                                                   JANUARY 31,                   MAY 31,
                                                           ----------------------------  ------------------------
                                                               1996           1997          1996         1997
                                                           -------------  -------------  -----------  -----------

                                                                                               (UNAUDITED)
Cash Flows From Operating Activities
  Net loss...............................................  $  (1,622,566) $  (1,026,367) $  (461,463) $  (456,177)
                                                           -------------  -------------  -----------  -----------
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities
    Gain from disposal of properties.....................         (1,646)        (4,725)          --           --
    Capitalized interest.................................        592,459        490,278           --           --
    Depreciation and amortization........................        551,370        330,312      133,873       89,988
    (Increase) decrease in assets
      Accounts receivable................................          8,462        (11,551)      15,902       22,775
      Miscellaneous receivables..........................         (7,018)         6,086      (18,509)     (13,757)
      Inventories........................................        182,237        333,873       74,755      286,036
      Prepaid expenses...................................        (29,234)        48,444      (45,107)     169,853
      Deposits...........................................        (87,244)        12,000         (732)      14,562
    Increase (decrease) in liabilities
      Accounts payable...................................       (158,411)       119,004       96,689     (116,839)
      Customers' deposits/gift certificates..............         48,144        130,942      122,871      (57,620)
      Accrued liabilities................................        (63,358)        42,204      136,554       29,611
      Liability due to lease abandonment.................       (127,343)      (138,969)     (30,928)     (59,472)
                                                           -------------  -------------  -----------  -----------
    Total adjustments....................................        908,418      1,357,898      485,368      365,137
                                                           -------------  -------------  -----------  -----------
Net cash provided by (used in) operating activities......       (714,148)       331,531       23,905      (91,040)
                                                           -------------  -------------  -----------  -----------
Cash Flows From Investing Activities
  Purchase of properties.................................       (418,776)       (30,345)        (444)      (1,879)
  Proceeds on sale of fixed assets.......................          6,600          5,000           --           --
                                                           -------------  -------------  -----------  -----------
Net cash used in investing activities....................       (412,176)       (25,345)        (444)      (1,879)
                                                           -------------  -------------  -----------  -----------
Cash Flows From Financing Activities
  Capital contributions..................................        800,000             --           --           --
                                                           -------------  -------------  -----------  -----------
Net Increase (Decrease) in Cash..........................       (326,324)       306,186       23,461      (92,919)
Cash, beginning of period................................        428,473        102,149      102,149      408,335
                                                           -------------  -------------  -----------  -----------
Cash, end of period......................................  $     102,149  $     408,335  $   125,610  $   315,416
                                                           -------------  -------------  -----------  -----------
                                                           -------------  -------------  -----------  -----------
Cash paid for
  Interest...............................................             --             --           --           --
  Taxes..................................................             --             --           --           --
Supplemental disclosure of noncash financing activities
    Conversion of liabilities to preferred partnership
      capital............................................  $   1,250,000  $   1,000,000           --           --

                See accompanying notes to financial statements.

                            MCM LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of             A summary of the significant accounting policies utilized in the
   Significant            preparation of the accompanying financial statements follows.
   Accounting Policies

      Business            MCM Limited Partnership (the "Partnership") operates in one
        Description       industry segment, the retail sale of various fine art. The
                          Partnership's products are sold through retail stores in the
                          Chicago, Illinois metropolitan area.

      Inventories         Inventories are stated at the lower of cost (specific
                          identification method) or market.

      Properties          Properties, which are stated at cost, are being depreciated or amortized over the estimated useful lives of the assets on the straight- line and accelerated methods. Leasehold improvements are being amortized on a straight-line basis over the lives of the respective leases. Repair and maintenance items are expensed as incurred.

      Intangibles         Intangible assets are carried at cost less accumulated
                          amortization. Amortization is computed using the straight-line method over an estimated useful life of 31.5 years.

      Long-Lived Assets   The Partnership reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell. Based upon the
                          Partnership's review for impairment, no adjustments to the carrying value of long-lived assets was required for the years ended January 31, 1996 and 1997 and the four months ended May 31,
                          1997.

      Estimates           The accompanying financial statements include estimated amounts and disclosures based on management's assumptions about future events. Actual results may differ from those estimates.

      Income Taxes        The net loss of the Partnership is taxed directly to the
                          partners, thus no income tax provision is provided for in these financial statements.

      Advertising         Advertising costs are expensed as incurred and included in
                          "administrative expenses". Advertising expenses amounted to approximately $674,000 and $641,000 for fiscal 1996 and 1997, respectively, and approximately $203,000 and $195,000 for the four months ended May 31, 1996 and 1997 respectively.

2. Going Concern          The following conditions raise substantial doubt about the
                          Partnership's ability to continue as a going concern:

                          1) The Partnership has accumulated substantial losses for the period from February 1, 1990 through May 31, 1997.

                          2) Unaudited financial information for the four months ended May
                          31, 1997 indicates losses are continuing.

                            MCM LIMITED PARTNERSHIP

                          In order to reduce costs, the Partnership is continuing its efforts to reduce costs and expenses at all levels. The partners and the majority partner of the Limited Partnership are unwilling to commit to finance further substantial losses, and the
                          Partnership does not currently have alternative sources of capital. The Partnership's ability to continue as a going concern remains in doubt. As discussed in Note 9, the net assets of the
                          Partnership were sold to an independent third party.

3. Concentrations of      The Partnership operates art galleries targeting middle- and
   Credit Risk            upper-class clientele in the metropolitan area of Chicago,
                          Illinois. Generally, art sold at the galleries is delivered to customers only after full payment.

4. Related Parties        During the years ended January 31, 1996 and 1997, and the four months ended May 31, 1996 and 1997, the Partnership incurred interest expense of approximately $592,000, $490,000, $185,000 and $166,000 respectively, with the majority partner of the
                          Limited Partnership.

                          During the years ended January 31, 1996 and 1997, the majority partner of the Limited Partnership contributed portions of its assets from the Partnership to the Limited Partnership, who in turn contributed these assets to the Partnership in exchange for additional limited preferred partnership interest. This interest is preferred over the other partnership interests as to profits, losses and operating and dissolution distributions as specified in the partnership agreement. At January 31, 1996 and 1997, the
                          Partnership had issued preferred limited partnership interests totalling $21,995,000 and $22,995,000, respectively.

5. Properties             Depreciation and amortization of properties amounted to $341,962 and $245,904 for the years ended January 31, 1996 and 1997, and,
                          $105,760 and $63,481 for the four months ended May 31, 1996 and
                          1997 respectively.

                          The following is a summary of properties and related accumulated depreciation and amortization at:

                                                                                JANUARY 31,            MAY 31,
                                                                         --------------------------  ------------
                                                                             1996          1997          1997
                                                                         ------------  ------------  ------------
                                Construction-in-progress...............  $        911            --         1,878
                                Furniture and equipment................     1,318,431     1,317,361     1,317,361
                                Vehicles...............................        25,493        27,531        27,552
                                Leasehold improvements.................     1,426,995     1,426,995     1,426,995
                                                                         ------------  ------------  ------------
                                                                         $  2,771,830  $  2,771,907  $  2,773,786
                                Accumulated Depreciation and
                                  Amortization                              1,956,935     2,178,500     2,241,981
                                                                         ------------  ------------  ------------
                                                                         $    814,895  $    593,407  $    531,805
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

                            MCM LIMITED PARTNERSHIP

6. Notes Payable          The notes payable are secured by all assets of the Partnership and are due on demand. Interest is payable at prime plus 2%
                          (prime was 8.25% and 8.5% at January 31, 1996 and 1997,
                          respectively). One of the notes has related credit and security agreements which contain various covenants, all of which have been met.

7. Commitments            The Partnership leases administrative facilities and four retail facilities under noncancelable operating leases expiring at various dates through 2003.

                          The future minimum rental payments required under these leases, which have initial or remaining noncancelable lease terms in excess of one year are as follows:

                                YEAR ENDING,                                        JANUARY 31,     MAY 31,
                                --------------------------------------------------  ------------  ------------
                                1998..............................................  $  1,187,930  $    803,263(a)
                                1999..............................................     1,096,500     1,096,506
                                2000..............................................       901,980       901,980
                                2001..............................................       901,980       901,980
                                2002..............................................       804,962       804,962
                                Thereafter........................................       373,184       373,184
                                                                                    ------------  ------------
                                Total.............................................  $  5,266,536  $  4,881,869
                                                                                    ------------  ------------
                                                                                    ------------  ------------

                         (a) Represents minimum lease commitments for the period June 1,
                         1997 through January 31, 1998.

                         The leases require the Partnership to pay an allocated portion of real estate taxes, operating costs of common areas and other expenses. The leases for the retail locations also require payment of monthly dues and fees to tenants' associations and participation in certain joint advertising and promotional expenditures.
                         Additional rent is assessed based on a percentage of sales established for each retail location over a base amount established in each lease. Rent expense, including the above, amounted to
                         $1,365,433 and $1,325,076 for the years ended January 31, 1996 and
                         1997, and $446,064 and $436,300 or for the four months ended May
                         31, 1996 and 1997 respectively.

8. Employee Benefit      The Partnership maintains a defined contribution profit-sharing
Plan                     plan for the benefit of substantially all employees. The plan allows employee contributions under a deferred compensation arrangement (401(k)). The plan provides for employer discretionary profit-sharing and 401(k) bonus contributions and employer discretionary matching contributions. There were no partnership contributions for the years ended January 31, 1996 and 1997 or, for the four months ended May 31, 1997.

                            MCM LIMITED PARTNERSHIP

                   NOTES TO FINANCIAL STATEMENTS (CONCLUDED)

9. Subsequent Event      On May 31, 1997 the Partnership sold its net assets to Art
                         Renaissance, Inc. for $1,020,586 plus the assumption of certain operating liabilities aggregating $1,497,467 and guaranteed minimum payments of $2,791,581 over a five year period.

                        [INSIDE BACK COVER: ART TO COME.

The following text appears on the inside back cover:

                            Commitment to Excellence

                     A R T R E N A I S S A N C E ,  I N C.

                              P h i l o s o p h y

ART RENAISSANCE, INC., THROUGH ITS E-COMMERCE SALES AND THROUGH ITS DYANSEN, MERRILL CHASE AND GALERIE RENAISSANCE GALLERIES, IS COMMITTTED TO PROVIDING ALL OF OUR COLLECTORS THE EXPERIENCE OF ENJOYING LEARNING ABOUT, AND ACQUIRING THE BEST IN FINE AND POPULAR ART.

                                 M i s s i o n

FOR E-COMMERCE SALES AND DYANSEN, MERRILL CHASE AND GALERIE RENAISSANCE GALLERIES TO BE KNOWN AS THE PREMIERE NATIONAL ART GALLERY COMPANY WITH UNPARALLELED VALUES IN ART, OUTSTANDING CLIENT SERVICE AND 100 PERCENT CUSTOMER SATISFACTION.

THIS IS PROVIDED THROUGH OUR EXPERIENCED SALES CONSULTANTS, TOGETHER WITH ALL OPERATIONAL AND ADMINISTRATIVE BRANCHES OF THE COMPANY. EACH COLLECTOR'S ART NEEDS ARE SATISFIED THROUGH OUR WIDE SELECTION OF THE HIGHEST QUALITY 19th AND 20th CENTURY MASTER WORKS AND CONTEMPORARY PAINTINGS, SCULPTURE AND GRAPHICS PRESENTED IN RELAXED, EDUCATIONAL AND CONVENIENT GALLERY LOCATIONS, IN THE COUNTRY'S MOST EXCITING VENUES.

                                  V i s i o n

TO BE KNOWN AND VALUED AS AMERICA'S PREMIERE ART COMPANY.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY........................................................    3

RISK FACTORS..............................................................    7

USE OF PROCEEDS...........................................................   16

DIVIDEND POLICY...........................................................   16

CAPITALIZATION............................................................   17

DILUTION..................................................................   18

SELECTED CONSOLIDATED FINANCIAL DATA......................................   19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..............................................................   20

BUSINESS..................................................................   25

MANAGEMENT................................................................   33

PRINCIPAL STOCKHOLDERS....................................................   38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................   39

DESCRIPTION OF SECURITIES.................................................   42

SHARES ELIGIBLE FOR FUTURE SALE...........................................   43

PLAN OF DISTRIBUTION......................................................   46

LEGAL MATTERS.............................................................   48

EXPERTS...................................................................   48

ADDITIONAL INFORMATION....................................................   48

INDEX TO FINANCIAL STATEMENTS.............................................  F-1
------------------------------

    Through and including             , 1999 (the 25(th) day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an Underwriter and with respect to an unsold allotment or subscription.

                                3,400,000 SHARES

                             ART RENAISSANCE, INC.

                                  COMMON STOCK

                              -------------------
                                     [LOGO]

                           -------------------------

                      AUERBACH, POLLAK & RICHARDSON, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Art Renaissance in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the NASDAQ National Market listing fee.

                                                                         AMOUNT TO BE PAID
                                                                         -----------------
SEC Registration Fee...................................................   $        12,867
NASD Fee...............................................................   $         5,128
NASDAQ National Market Initial Listing Fee.............................   $        72,875
Printing and Engraving.................................................   $       150,000
Legal Fees and Expenses................................................   $       250,000
Accounting Fees and Expenses...........................................   $        75,000
Transfer Agent Fee.....................................................   $         5,000
Miscellaneous..........................................................   $        29,130
                                                                         -----------------
TOTAL..................................................................   $       600,000
                                                                         -----------------
                                                                         -----------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its Directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Art Renaissance's Amended and Restated Certificate of Incorporation to be filed in connection with the offering, provides for indemnification of Directors to the fullest extent permitted under Delaware Law.

    The By-Laws of Art Renaissance provides for the indemnification of all persons who Art Renaissance is empowered to indemnify pursuant to Section 145 of the Delaware General Corporation Law to the fullest extent permitted under Delaware Law.

    Delaware Law permits Art Renaissance to purchase and maintain insurance on behalf of any Director, officer, employee or agent of Art Renaissance against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not Art Renaissance would have the power to indemnify such Director, officer, employee or agent against such liability under the applicable provisions of Delaware Law, the Amended and Restated Certificate of Incorporation or the By-Laws.

    The general effect of the foregoing provisions is to reduce the circumstances in which an officer or Director may be required to bear the economic burdens of the foregoing liabilities and expenses.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since 1996 Art Renaissance has sold and issued the following securities:

1. As of February 28, 1999, Art Renaissance issued 833,321 shares of common stock at $3.00 per share to one accredited investor for aggregate consideration of an exchange of inventory valued at approximately $2,500,000. The issuance of the shares of common stock was made in a transaction exempt from registration under the Securities Act of 1933 in reliance on
    Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

2. On July 17, 1999, Art Renaissance issued 511,867 shares of common stock at $4.50 per share to an accredited investor in exchange for the elimination of approximately $2,300,000 in loans due to the recipients of the shares. The issuance of the shares of common stock was made in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

3. On March 22, 1996, Art Renaissance issued a warrant to purchase 207,146 shares of common stock at $.86 per share to one accredited investor in exchange for the elimination of approximately $178,150 in loans due to the recipient of the warrant. The issuance of the warrant to purchase shares of common stock was made in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

4. On Feburary 1, 1999, Art Renaissance issued 25,871 share of common stock at $4.50 per share to Leonard Toboroff. The issuance of the shares of common stock was made in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

5. On February 1, 1999, Art Renaissance issued 4,000 warrants to purchase 232,553 shares of common stock at $.86 per share to Mr. Schuster in exchange for the elimination of approximately $200,000 in loans due to the recipient of the warrant. The issuance of the warrant to purchase shares of common stock was made in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

6. On July 17, 1999, Art Renaissance issued 358,953 shares of common stock at $4.50 per share to a related party in exchange for the elimination of approximately $1,615,287 in loans due to the recipient of the shares. The issuance of the shares of common stock was made in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

7. On September 24, 1999, Art Renaissance issued 45,154 shares of common stock at $7.20 per share to Willora in exchange for the elimination of approximately $71,000 in accrued interest on the $500,000 loan due to Willora and for cancellation of outstanding warrants. The issuance of the shares of common stock was made in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

8. On September 24, 1999, Art Renaissance issued 22,603 shares of common stock at $7.20 per share to Gross in exchange for the elimination of approximately $50,000 in accrued interest on the $375,000 loan due to Gross and for cancellation of outstanding warrants. The issuance of the shares of common stock was made in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

9. On September 24, 1999, Art Renaissance issued 142,668 shares of common stock at $7.20 per share to Willora in exchange for the elimination of approximately $225,000 in accrued interest on the loans dated May 2, 1997 for the principal amount of $600,000 and May 25, 1997 for the principal amount of $400,000, to Willora and for cancellation of outstanding warrants. The issuance of the shares of common stock was made in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS

 1.1       Form of Underwriting Agreement

 3.1+      Amended Restated Certificate of Incorporation of the Registrant

 3.2+      Amended and Restated By-Laws of the Registrant

 4.1+      Specimen Certificate of the Registrant's common stock

 4.2       See Exhibit 3.1 for provisions of the Registrant's Amended and Restated
           Articles of Incorporation defining the rights of the holders of common stock

 4.3 See Exhibit 3.2 for provisions of the Registrant's By-Laws defining the rights of holders of common stock

 4.4       Form of Underwriters Warrant

 5.1+      Opinion of Morrison Cohen Singer & Weinstein, LLP, counsel to the
           Registrant

10.1+      1999 Stock Option Plan

10.2       Asset Purchase and Consignment Agreement by and among MCM Limited
           Partnership (d/b/a Merrill Chase Galleries and Gallery Lara), Art
           Renaissance, Inc. and Art Renaissance Chicago, Inc., dated as of May 31,
           1997

10.3       Amendment No. 1 to the Asset Purchase and Consignment Agreement dated
           January 29, 1998

10.4       Letter Agreement between Razorfish San Francisco, Inc. and Art Renaissance,
           Inc. dated August 31, 1999

10.5+      Employment Agreement dated September 8, 1999 between the Registrant and
           Eugene I. Schuster

10.6+      Employment Agreement between Art Renaissance, Inc. and Hoon Won

10.7       Compromise Agreement dated September 10, 1999 among Eugene I. Schuster and
           MCM Limited Partnership

10.8       Loan Agreement dated March 29, 1996 among Art Renaissance, Inc. and Bank of
           Bloomfield Hills

10.9+      Loan Agreement dated October 14, 1996 among Art Renaissance, Inc. and Bank of Bloomfield Hills

10.10      Loan Agreement dated February 6, 1997 between Art Renaissance, Inc. and
           Bank of Bloomfield Hills

10.11      Convertible Debenture dated May 2, 1997 among Art Renaissance, Inc. and
           Willora Company, Inc.

10.12      Loan Agreement dated October 30, 1997 among Art Renaissance, Inc. and Bank of Bloomfield Hills

10.13      Promissory Note dated May 25, 1997 among Art Renaissance, Inc. and Willora
           Company, Ltd.

10.14      Convertible Debenture dated January 30, 1998 among Art Renaissance, Inc.
           and Willora Company, Inc.

10.15      Promissory Note dated March 9, 1998 among Art Renaissance, Inc. and HDA
           Homecare Pension Fund

10.16      Convertible Debenture dated April 10, 1998 among Art Renaissance, Inc. and
           Gross Foundation, Inc.

10.17      Promissory Note dated September 18, 1998 among the Bank of Bloomfield Hills and Art Renaissance, Inc.

10.18      Reimbursement Agreement dated December 14, 1998 among Art Renaissance,
           Inc., Art Renaissance Chicago, Inc., Eugene I. Schuster, Venture Funding,
           Ltd., Growth Realty, Inc., Growth Funding, Ltd., Growth Realty Holdings,
           LLC and Adam Schuster

10.19      Promissory note dated December 15, 1998 among Adam Schuster and Art
           Renaissance, Inc.

10.20      Amendment and Waiver Agreement dated July 30, 1999 among Bank of Bloomfield
           Hills, Art Renaissance, Inc., Eugene I. Schuster, Venture Funding, Ltd.,
           Venture Funding Holdings, Ltd., Growth Realty, Inc., Growth Realty
           Holdings, L.L.C. and John E. McConnaughy

21.1       List of Subsidiaries of the Registrant
           Art Renaissance Chicago, Inc.
           Dyansen Fine Art Auction, Inc.
           Art Renaissance Boston, Inc.
           Art Renaissance California, Inc.
           Art Renaissance Eclipse, Inc.
           Art Renaissance Foundry, Inc.
           Art Renaissance Los Angeles, Inc.
           Art Renaissance New York, Inc.
           Art Renaissance Hawaii, Inc.

23.1       Consents of BDO Seidman, LLP, independent certified public accountants

23.2+      Consent of Morrison Cohen Singer & Weinstein, LLP, counsel to the
           Registrant Reference is made to Exhibit 5.1

24.1       Power of Attorney. On page II-5

27.1       Financial Data Schedule

------------------------

+   To be supplied by amendment

B.  FINANCIAL STATEMENT SCHEDULE

    Schedules not listed above have been omitted because the information required to be shown therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

       1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

       2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, County of New York, State of New York, on the 1st day of October, 1999.

                                ART RENAISSANCE, INC.

                                By:
                                     -----------------------------------------
                                     Eugene I. Schuster, President, Chief
                                     Executive Officer and Chairman of the
                                     Board.

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Eugene I. Schuster his true and lawful attorney-in-fact and agent, each acting along, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to sign and registration statement filed under Rule 462 under the Securities Act of 1933 including post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dated indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

 /s/ JOHN E. MCCONNAUGHY, JR.
------------------------------  Director                      October 1, 1999
   John E. McConnaughy, Jr.

                                Vice President and Chief
     /s/ JOHN M. ADDARIO          Financial Officer
------------------------------    (principal accounting       October 1, 1999
       John M. Addario            and financial officer)

                                President, Chief Executive
    /s/ EUGENE I. SCHUSTER        Officer, and Chairman of
------------------------------    the Board and (principal    October 1, 1999
      Eugene I. Schuster          executive officer)

                               INDEX TO EXHIBITS

 EXHIBITS                                                                                                        PAGE
-----------                                                                                                    ---------
       1.1   Form of Underwriting Agreement

       3.1+  Amended Restated Certificate of Incorporation of the Registrant

       3.2+  Amended and Restated By-Laws of the Registrant

       4.1+  Specimen Certificate of the Registrant's common stock

       4.2   See Exhibit 3.1 for provisions of the Registrant's Amended and Restated Articles of
               Incorporation defining the rights of the holders of common stock

       4.3   See Exhibit 3.2 for provisions of the Registrant's By-Laws defining the rights of holders of common stock

       4.4   Form of Underwriters Warrant

       5.1+  Opinion of Morrison Cohen Singer & Weinstein, LLP, counsel to the Registrant

      10.1+  1999 Stock Option Plan

      10.2   Asset Purchase and Consignment Agreement by and among MCM Limited Partnership (d/b/a Merrill
               Chase Galleries and Gallery Lara), Art Renaissance, Inc. and Art Renaissance Chicago, Inc.,
               dated as of May 31, 1997

      10.3   Amendment No. 1 to the Asset Purchase and Consignment Agreement dated January 29, 1998

      10.4   Letter Agreement between Razorfish San Francisco, Inc. and Art Renaissance, Inc. dated August
               31, 1999

      10.5+  Employment Agreement dated September 8, 1999 between the Registrant and Eugene I. Schuster

      10.6+  Employment Agreement between Art Renaissance, Inc. and Hoon Won

      10.7   Compromise Agreement dated September 10, 1999 among Eugene I. Schuster and MCM Limited
               Partnership

      10.8   Loan Agreement dated March 29, 1996 among Art Renaissance, Inc. and Bank of Bloomfield Hills

      10.9+  Loan Agreement dated October 14, 1996 among Art Renaissance, Inc. and Bank of Bloomfield Hills

      10.10  Loan Agreement dated February 6, 1997 between Art Renaissance, Inc. and Bank of Bloomfield Hills

      10.11  Convertible Debenture dated May 2, 1997 among Art Renaissance, Inc. and Willora Company, Inc.

      10.12  Loan Agreement dated October 30, 1997 among Art Renaissance, Inc. and Bank of Bloomfield Hills

      10.13  Promissory Note dated May 25, 1997 among Art Renaissance, Inc. and Willora Company, Ltd.

      10.14  Convertible Debenture dated January 30, 1998 among Art Renaissance, Inc. and Willora Company,
               Inc.

      10.15  Promissory Note dated March 9, 1998 among Art Renaissance, Inc. and HDA Homecare Pension Fund

      10.16  Convertible Debenture dated April 10, 1998 among Art Renaissance, Inc. and Gross Foundation,
               Inc.

 EXHIBITS                                                                                                        PAGE
-----------                                                                                                    ---------
      10.17  Promissory Note dated September 18, 1998 among the Bank of Bloomfield Hills and Art Renaissance,
               Inc.

      10.18  Reimbursement Agreement dated December 14, 1998 among Art Renaissance, Inc., Art Renaissance
               Chicago, Inc., Eugene I. Schuster, Venture Funding, Ltd., Growth Realty, Inc., Growth Funding,
               Ltd., Growth Realty Holdings, LLC and Adam Schuster

      10.19  Promissory note dated December 15, 1998 among Adam Schuster and Art Renaissance, Inc.

      10.20  Amendment and Waiver Agreement dated July 30, 1999 among Bank of Bloomfield Hills, Art
               Renaissance, Inc., Eugene I. Schuster, Venture Funding, Ltd., Venture Funding Holdings, Ltd.,
               Growth Realty, Inc., Growth Realty Holdings, L.L.C. and John E. McConnaughy

      21.1   List of Subsidiaries of the Registrant on page II-4

      23.1   Consents of BDO Seidman, LLP, independent certified public accountants

      23.2   Consent of Morrison Cohen Singer & Weinstein, LLP, counsel to the Registrant
               Reference is made to Exhibit 5.1

      24.1   Power of Attorney. On page II-6

      27.1   Financial Data Schedule

------------------------

+   To be supplied by amendment